Exhibit 2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

VERTIS HOLDINGS, INC.,

(PARENT)

QUAD/GRAPHICS MARKETING, LLC

(BUYER)

AND

QUAD/GRAPHICS, INC.
(GUARANTOR)

OCTOBER 10, 2012

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EXHIBITS

Exhibit A	–	Form of Bidding Procedures Order
Exhibit B	–	Form of Sale Order
Exhibit C	–	Form of Escrow Agreement
Exhibit D	–	Form of Bill of Sale
Exhibit E	–	Form of Assignment and Assumption Agreement
Exhibit F	–	Form of Intellectual Property Assignment

ANNEX

Annex A	–	Selling Affiliates
Annex B	–	Assumed Contracts
Annex C	–	Policies and Procedures
Annex D	–	Post-Sale Hearing Contracts

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is entered into as of October 10, 2012 (the “Agreement Date”), by and among Vertis Holdings, Inc., a corporation formed under the laws of the State of Delaware (“Parent”), Quad/Graphics Marketing, LLC, a Wisconsin limited liability company (the “Buyer”) and Quad/Graphics, Inc., a Wisconsin corporation (“Guarantor”). Each of Parent, Buyer and Guarantor are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in Section 1.

WHEREAS, Parent and its wholly-owned Subsidiaries set forth on Annex A hereto (the “Selling Affiliates”, and together with Parent, “Sellers”, and each, a “Seller”) have historically engaged in the business of providing pre-press, printing, post-press, distribution, marketing, creative and digital services and products, including targeted advertising and marketing solutions, to retailers, consumer services businesses and other persons, as well as any businesses incidental thereto, but excluding the discontinued packaging business (the “Business”);

WHEREAS, promptly following the Agreement Date, Sellers intend to commence (such date, the “Commencement Date”) voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, substantially all of the business and assets of Sellers as of the Closing on the terms and subject to the conditions set forth herein, and, in furtherance of the foregoing, (i) Parent wishes to, and wishes to cause each Selling Affiliate to, sell to Buyer, and Buyer wishes to purchase from Sellers, the Acquired Assets, and (ii) Buyer wishes to assume from Sellers the Assumed Liabilities, and in the case of clauses (i) and (ii) above, on the terms and subject to the conditions set forth herein; and

WHEREAS, Buyer is a wholly-owned Subsidiary of Guarantor, and Guarantor wishes to irrevocably and unconditionally guarantee and covenant to Sellers to pay and perform all obligations of Buyer under this Agreement not otherwise paid or performed by Buyer on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises hereof, and the representations, warranties and covenants herein contained, the Parties agree as follows:

Section 1.    Definitions.

“ABL” means the Senior Secured Credit Agreement, dated as of December 20, 2010, by and among Parent, Vertis, Inc., the other credit parties thereto, General Electric Capital Corporation, as Agent and the lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time).

“ABL Required Lenders” means the Requisite Lenders as defined in the ABL.

“Accounts Receivable” means all accounts receivable and notes receivable related to the Business outstanding on the Closing Date.

“Accrued Employee Obligations” means all Liabilities of the Business for payroll (including commissions), vacation and sick leave, and in respect of the Assumed Benefit Plans (but only to the extent provided in Section 6(e)(iv)), in each case only to the extent accrued in respect of the Transferred Employees.

“Acquired Assets” means all of Sellers' right, title and interest in and to all of Sellers' Assets existing as of the Closing Date, other than the Excluded Assets, including the following: (a) all Inventory; (b) all Accounts Receivable; (c) all Furnishings and Equipment; (d) all Records, including all Tax Returns and Records relating to Property Taxes and excluding any Tax Returns and Records relating to income or similar Taxes; provided that Sellers shall have the right to make copies of any such Tax Returns and Records; (e) all Acquired Intellectual Property; (f) all Assumed Contracts; (g) all of Sellers' interest in real property consisting of (i) Sellers' fee interests in the Acquired Owned Property, (ii) all of Sellers' interest under its real property leases with respect to the Acquired Leased Property, and (iii) all interests of Sellers in and to any buildings, structures, improvements and fixtures on such real property, and also any easements, covenants and other rights appurtenant to such real property (together with the Acquired Owned Property and the Acquired Leased Property, the “Acquired Real Property”); (h) all claims of Sellers against third parties relating to the Acquired Assets and Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent (other than any Retained Claims); (i) all Assumed Permits to the extent such Assumed Permits are assignable; (j) all insurance policies and binders set forth on Schedule 1.1(j) of the Disclosure Schedule and all claims, refunds and credits from such policies or binders due or to become due with respect to such policies; (k) all rights (including rights of set-off and rights of recoupment), refunds, claims, counterclaims, demands, causes of action and rights to collect damages against third parties with respect to Acquired Assets and Acquired Liabilities (other than any Retained Claims); (l) all deposits and prepaid expenses of Sellers with respect to the Business and the Acquired Assets, other than any deposits of Cash in any Sellers' bank accounts, fee deposits or prepaid fees of any professional advisor of any Seller; (m) all Assumed Benefit Plans, including all assets, trusts, insurance policies and funding media held or maintained by any Assumed Benefit Plan; (n) all of Sellers' avoidance claims or causes of action (including all rights and avoidance claims of Sellers arising under chapter 5 of the Bankruptcy Code or applicable state Law) against parties to Assumed Contracts, to the extent arising under or relating to any Assumed Contract; (o) all other Current Assets; (p) any Assets of any Subsidiary of any Seller that is not otherwise a Selling Affiliate that are used in the Business; and (q) such other Assets identified on Schedule 1.1(q) as such schedule may be supplemented or amended by Buyer following the date hereof pursuant to the terms and conditions of Section 2(b).

“Acquired Intellectual Property” means all rights, title and interests of Sellers to Intellectual Property and Intellectual Property Licenses (except to the extent that any of the foregoing relate exclusively to the Excluded Assets, provided, however, that as of the Agreement Date none of the foregoing relate exclusively to the Excluded Assets such that there is no Intellectual Property of the Sellers that is an Excluded Asset as of the Agreement Date), including the Intellectual Property and Intellectual Property Licenses set forth on Schedule 1.2 of the Disclosure Schedule.

“Acquired Leased Property” means the Leased Real Property not otherwise set forth on Schedule 1.7(b) of the Disclosure Schedule or Schedule 1.8 of the Disclosure Schedule.

“Acquired Owned Property” means all Owned Real Property not otherwise set forth on Schedule 1.7(a) of the Disclosure Schedule or Schedule 1.8 of the Disclosure Schedule.

“Acquired Real Property” has the meaning set forth in the definition of Acquired Assets.

“Affiliate” when used with reference to another Person means any Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such other Person.

“Allocation Laws” has the meaning set forth in Section 6(f)(v).

“Allocation Schedule” has the meaning set forth in Section 6(f)(v).

“Alternative Transaction” has the meaning set forth in Section 5(d)(i).

“Agreement” means this Asset Purchase Agreement, together with the exhibits, attachments and the Disclosure Schedule, in each case as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, and with the consent of the Required Lenders (except with respect to amendments to the Disclosure Schedules that are required or expressly permitted pursuant to the terms and conditions hereof, which shall not require the consent of the Required Lenders).

“Agreement Date” has the meaning set forth in the preamble.

“Antitrust Division” has the meaning set forth in Section 5(n)(i).

“Antitrust Laws” means, collectively, the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assets” means all assets, properties and rights of every nature, kind and description, whether tangible or intangible (including goodwill), real, personal or mixed, accrued, contingent or otherwise, wherever located and whether or not carried or reflected on the books and records of the applicable Person.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2(g)(i)(B).

“Assisting Party” has the meaning set forth in Section 6(b).

“Assumed Benefit Plans” means the Employee Benefit Plans set forth on Schedule 1.3 of the Disclosure Schedule or Schedule 1.1(q) of the Disclosure Schedule, provided, however, that Schedule 1.3 of the Disclosure Schedule and Schedule 1.1(q) of the Disclosure Schedule shall only include Employee Benefit Plans with respect to which Buyer has assumed both the underlying assets and liabilities of such Employee Benefit Plan (but, with respect to the assumption of liabilities, only to the extent provided in Section 6(e)(iv)) and Schedule 1.3 of the Disclosure Schedule and Schedule 1.1(q) of the Disclosure Schedule shall not include any Employee Benefit Plan with respect to which Buyer is not permitted by applicable Law or the Bankruptcy Court to assume both the underlying assets and liabilities.

“Assumed Contracts” means all Contracts set forth on Annex B and designated by Buyer, as shall be prepared and may be modified until the date which is five (5) Business Days prior to the Closing pursuant to Section 2(c) hereof, and such additional Contracts as may be designated as Assumed Contracts by Buyer in accordance with the terms and conditions of Section 2(c), which will be assumed by Sellers and assigned to Buyer pursuant to section 365 of the Bankruptcy Code in connection with the transactions contemplated in this Agreement.

“Assumed Liabilities” means, with respect to each Seller, only the following Liabilities (except to the extent that any such Liabilities are included in the Buyer Payable Cure Cap paid by Buyer pursuant to Section 2(g)(ii)(F)(2), in which case such Liabilities shall not be Assumed Liabilities): (a) all Liabilities relating to Buyer's ownership or operation of the Business or Acquired Assets that arise from events, facts or circumstances that occur after the Closing; (b) all Current Liabilities; (c) all Liabilities to the extent incurred after the Closing under the Assumed Contracts or the Assumed Permits; (d) all Liabilities relating to or arising out of Buyer's use and occupation of Acquired Real Property, to the extent such Liabilities arise from Buyer's occupation of the Acquired Real Property or ownership or operation of the Business, in each case only after the Closing; (e) all Liabilities for Taxes with respect to the Business or the Acquired Assets for any Post-Closing Tax Period and any Straddle Period (to the extent such Taxes are allocated to Buyer pursuant to Section 6(f)(iv)); (f) one-half of all Liabilities for Transfer Taxes pursuant to Section 6(f)(i); (g) all Liabilities arising following the Closing under the Assumed Benefit Plans (to the extent assumed pursuant to Section 6(e)(iv)) and all Accrued Employee Obligations; (h) all Liabilities relating to or arising out of any claim or threatened claim against any Seller relating to the operation of the Business or the ownership of the Acquired Assets from and after the Closing; (i) all Liabilities for the Buyer Payable Cure Amounts up to the Buyer Payable Cure Cap, to the extent not paid by Buyer pursuant to Section 2(g)(ii)(F)(2); (j) all other Liabilities with respect to the Acquired Assets that arise from events, facts or circumstances that occur after the Closing; (k) all Liabilities of the Business relating to amounts required to be paid by Buyer hereunder or under any Related Agreement; and (l) such other Liabilities identified on Schedule 1.4 as such schedule may be supplemented or amended by Buyer following the date hereof pursuant to the terms and conditions of Section 2(b); provided, however, that, notwithstanding the above, the Assumed Liabilities shall not include any Excluded Liabilities.

“Assumed Permits” means all Permits relating to the Business.

“Auction” has the meaning ascribed to it in the Bidding Procedures.

“Audited Financial Statements” has the meaning set forth in Section 3(h)(i).

“Back-Up Bidder” has the meaning set forth in Section 5(d)(ii).

“Balance Sheet Date” means June 30, 2012.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bankruptcy Rules” means, as amended, the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under Section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, and the general, local and chambers rules of the Bankruptcy Court, as may be modified by orders of the Bankruptcy Court.

“Bidding Procedures” means the bidding procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order, substantially in the form attached hereto as an exhibit to the Bidding Procedures Order and incorporated by reference therein, and otherwise in form and substance acceptable to Buyer, Parent and the Required Lenders.

“Bidding Procedures Order” means an order of the Bankruptcy Court substantially in the form attached hereto as Exhibit A and otherwise in form and substance acceptable to Buyer, Parent and the Required Lenders (i) approving the Bidding

Procedures, (ii) approving the Expense Reimbursement and Break-Up Fee as provided for in Sections 5(d) and 8(c) hereof and (iii) establishing, among other things, a date by which Competing Bids must be submitted by bidders and procedures for an auction process.

“Bill of Sale” has the meaning set forth in Section 2(g)(i)(A).

“Break-Up Fee” means Eight Million Dollars ($8,000,000).

“Budget” means the budget annexed to, and/or provided for under, the DIP Order.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Buyer” has the meaning set forth in the preamble.

“Buyer Payable Cure Amount” shall mean, with respect to each Assumed Contract, an amount equal to the sum of, (i) the Pre-Petition Cure Amount, plus (ii) the Post-Petition Cure Amount.

“Buyer Payable Cure Cap” means an aggregate amount equal to the sum of (i) the lesser of (x) One Million Dollars ($1,000,000) and (y) the sum of the Pre-Petition Cure Amounts for all Assumed Contracts, plus (ii) the sum of the Post-Petition Cure Amounts for all Assumed Contracts.

“Buyer Plan” means each employee benefit plan of Buyer or an Affiliate of Buyer in which any Transferred Employee becomes eligible to participate.

“Buyer's Proposed Calculations” has the meaning set forth in Section 2(e)(i).

“Cash” means all cash (including checks received prior to the close of business on the Closing Date, whether or not deposited or cleared prior to the close of business on the Closing Date), certificates of deposit and other bank deposits, investment accounts, securities accounts and lock boxes related thereto, treasury bills and other cash equivalents and marketable securities.

“Cash Management Order” means an order of the Bankruptcy Court, in form and substance acceptable to Parent and the Required Lenders, that, among other things, authorizes Sellers to continue to operate the existing cash management system and perform under certain intercompany arrangements and historical practices.

“Casualty” has the meaning set forth in Section 5(o).

“Chancery Court” has the meaning set forth in Section 10(h).

“Chapter 11 Cases” has the meaning set forth in the recitals.

“Claim” has the meaning set forth in Section 101(5) of the Bankruptcy Code, whether such claim arose, was incurred or accrued before or after the Commencement Date.

“Closing” has the meaning set forth in Section 2(f).

“Closing Date” has the meaning set forth in Section 2(f).

“Closing Statement” has the meaning set forth in Section 2(e)(i).

“Closing Working Capital” means, in respect of the Business, Current Assets minus Current Liabilities, in each case as determined in accordance with GAAP as of 11:59 p.m. on the Business Day immediately prior to the Closing Date. The actual value of the Current Assets and Current Liabilities shall be determined in accordance with GAAP and in accordance with the policies and procedures set forth on Annex C as of 11:59 p.m. on the Business Day immediately prior to the Closing Date. For the avoidance of doubt, an example of the calculation of Closing Working Capital as of June 30, 2012 using the methodology described in the preceding sentences is set forth on Annex C.

“COBRA” means the continuation coverage provisions of the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar provisions of Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commencement Date” has the meaning set forth in the recitals.

“Commercial Tort Claims” has the meaning set forth in Section 9-102 of the Uniform Commercial Code as in effect in the State of New York.

“Competing Bid” has the meaning ascribed to it in the Bidding Procedures.

“Confidentiality Agreement” means the letter agreement, dated April 19, 2012, by and between Parent and Guarantor regarding the terms and conditions on which Parent would make available certain information.

“Contract” means any written or oral agreement, contract, lease, sublease, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, supply agreement, service agreement, software license agreement or other license agreement, software maintenance agreement, development agreement, joint venture agreement, promotion agreement, customer contract, sales order or other customer agreement, partnership agreement or other arrangement, understanding, permission or commitment.

“Control” means, when used with reference to any Person, the possession of the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to, or in connection with, any Contract; and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

“Covered Employee” means any officer or employee of any Seller or any of their respective Affiliates whose duties relate primarily to the operation of the Business.

“Cure Amounts” has the meaning set forth in Section 5(j).

“Current Assets” means the Assets of the Business that would be appropriately classified as current assets on a balance sheet of the Business as of the Closing Date that is prepared in accordance with GAAP, subject to and on accordance with Annex C, but excluding (a) Cash, (b) prepaid insurance, (c) deferred Tax Assets, (d) current assets related to intercompany accounts, and (e) any Excluded Assets. Notwithstanding the foregoing, in no event shall any of the Accounts Receivable or Inventory be excluded from the definition of Current Assets, regardless of whether Buyer elects to exercise its rights pursuant to Section 2(b) to deem any Asset of any Seller identified on Schedule 1.1(q) of the Disclosure Schedule or Schedule 1.8 of the Disclosure Schedule, as applicable, an Acquired Asset or Excluded Asset.

“Current Liabilities” means the Liabilities arising from and after the Commencement Date that remain accrued and unpaid as of 11:59 p.m. on the Business Day immediately prior to the Closing Date, and that would be appropriately classified as current liabilities on a balance sheet of the Business as of the Closing Date that is prepared in accordance with GAAP, subject to and in accordance with Annex C, but excluding, for the avoidance of doubt, (a) all accounts payable of the Business, other than Media Related Payables, (b) any indebtedness for borrowed money, (c) all bank overdrafts, other than Media Related Bank Overdrafts, (d) any Liabilities under or relating to the Employee Benefit Plans (other than the Accrued Employee Obligations), including any SERP Liabilities and any pension and deferred compensation Liabilities, (e) accrued amounts for restructuring and the Chapter 11 Cases, (f) accrued interest, (g) accrued income Taxes, (h) Liabilities held for sale, (i) accrued bank fees, (j) current Liabilities related to intercompany accounts (k) any Liability identified on Schedule 1.9 of the Disclosure Schedule as of the Closing Date, and (l) any Liability which would constitute an Excluded Liability pursuant to clauses (a) through (n) of the definition of “Excluded Liabilities” regardless of whether such Liability was incurred on or prior to the Commencement Date. Notwithstanding the foregoing, any amount paid by Buyer to Parent pursuant to Section 2(g)(ii)(F)(2) as part of the Buyer Payable Cure Cap shall be included as a Current Liability for purposes of determining Closing Working Capital (other than Cure Amounts related to any supplier Contracts of the Business, except to the extent previously included in the calculation of the Target Working Capital), notwithstanding any of the exceptions included in clauses (a) through (l) above. For the avoidance of doubt, any Cure Amount that is in excess of the Buyer Payable Cure Cap and that any Seller is obligated to pay pursuant to Section 2(c)(i) and Section 5(j) with respect to any Liability under any Assumed Contract shall be excluded from the definition of Current Liabilities for purposes of determining Closing Working Capital.

“Customer Work” means orders, contracts or commitments for, or purchase of, the products, goods and services of the Business.

“D&O Insurance Policies” means all of Sellers' insurance policies providing coverage for current and former directors and officers of Sellers.

“Decree” means any judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order or any other order of any Governmental Entity.

“Deposit” has the meaning set forth in Section 2(d)(iii).

“DIP Facility” means that certain $150,000,000 Debtor in Possession Senior Secured Superpriority Priming Financing Facility dated as of the Agreement Date, among Sellers and the DIP Lenders, as may be amended, modified, ratified, extended, renewed, restated or replaced from time to time in accordance with its terms.

“DIP Lenders” means General Electric Capital Corporation and the banks, financial institutions and other lender parties to the DIP Facility from time to time.

“DIP Order” means the interim or final order, as applicable, approving the DIP Facility.

“Disclosure Schedule” has the meaning set forth in Section 3.

“Disputed Amounts” has the meaning set forth in Section 2(e)(iii).

“Drop Dead Date” means 180 days after the Agreement Date, provided, however, in the event that all conditions to Closing set forth in Section 7 (other than the conditions set forth in Section 7(a)(vii) and Section 7(b)(vi)) have been or are reasonably capable of being satisfied as of such date, such date shall be automatically extended for 90 days, following which time any additional extensions shall be subject to the mutual consent of Buyer and Parent; provided, further, however, in the event that Buyer shall be the Back-Up Bidder pursuant to Section 5(d)(ii) and the Successful Bidder shall fail to consummate the applicable Alternative Transaction, and Buyer is thereupon deemed to have the new prevailing bid, then Buyer shall have the sole option to extend the Drop Dead Date for an additional 90 days to accommodate Buyer's ability to close the transactions contemplated by this Agreement as the Back-Up Bidder, by delivering written notice to Parent within two (2) Business Days after being deemed to have the new prevailing bid.

“Employee Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA and each other plan, policy, program, agreement, understanding and arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of any Seller or their Affiliates or ERISA Affiliates which is now or has been maintained, sponsored or contributed to by Sellers or their Affiliates or ERISA Affiliates or under the terms of which Sellers or their Affiliates or ERISA Affiliates have or are reasonably likely to have any Liability, including all employment, consulting, severance, termination, incentive, bonus, deferred compensation, retirement, SERP, pension, savings, profit sharing, retention, change in control, vacation, holiday, cafeteria, medical, disability, life, accident, fringe benefit, health, welfare, stock-based and other compensation and benefit plans, policies, programs, agreements, understandings or arrangements.

“Environmental Claim” means any Litigation arising under or relating to Environmental Law, including any such matter relating to (a) any actual, alleged or suspected failure to comply with any Environmental Law or to possess or comply with any Permit issued pursuant to any Environmental Law, (b) any actual, alleged or suspected presence, Release or threatened Release of or exposure to any Hazardous Substance at any location, including any requirement or obligation to investigate, clean up or remediate any property or condition, or (c) any actual or alleged contractual or other obligations arising under or relating to Environmental Laws.

“Environmental Law” means any Law that relates to, or otherwise imposes liability or standards of conduct concerning, pollution, protection of the environment, or protection of human or occupational health from environmental hazards, including those concerning Releases or threatened Releases of, Hazardous Substances.

“Equivalent Customer Work” means any modification or increase to, or any new, Customer Work that would be reasonably expected to result in (a) VAR in excess of $250,000 in the 12 months following the applicable start date of such Customer Work, and (b) weighted average contribution margins that are reasonably equivalent or superior to the weighted average contribution margins resulting from Material Customer Work included in the definition of VAR Losses, subject to commercially reasonable adjustments taking into account prevailing market conditions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is, or at any relevant time was, a member of: (a) a “controlled group of corporations”, as defined in Section 414(b) of the Code; (b) a group of entities under “common control”, as defined in Section 414(c) of the Code; or (c) an “affiliated service group”, as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Sellers.

“Escrow Agent” has the meaning set forth in Section 2(d)(iii).

“Escrow Agreement” has the meaning set forth in Section 2(d)(iii).

“Estimated Closing Statement” has the meaning set forth in Section 2(d)(i).

“Estimated Closing Working Capital” has the meaning set forth in Section 2(d)(i).

“Estimated Working Capital Adjustment” means the amount, if any (which may be expressed as a negative number), equal to Estimated Closing Working Capital less Target Working Capital.

“Excluded Assets” means, and are limited to: (a) all of Sellers' or any of their respective Affiliates' certificates of incorporation and other organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates and other documents relating to the organization, maintenance and existence of any Seller or any of its Affiliates as a corporation, limited partnership or other entity; (b) all Tax Returns and Records related to Taxes paid or payable by any Seller or any of its Affiliates (other than Tax Returns and Records specifically included in item (d) of the definition of Acquired Assets); (c) all Records related to any Subsidiary of Sellers; provided that Buyer shall have the right to make copies of any such Records to the extent such Records are used in connection with the Business; (d) all Tax Assets with respect to the Business or the Acquired Assets for a Pre-Closing Tax Period, including any rights to income Tax refunds, overpayments or income Tax credits; (e) all equity securities of any Seller or any Subsidiaries of any Seller; (f) all Cash (including, for the avoidance of doubt, the Sellers' interest, subject to the terms and conditions of this Agreement, in the Deposit, the Working Capital Escrow Deposit, the Transfer Tax Escrow, the Initial Purchase Price and any Purchase Price Adjustment) of the Business; (g) all rights under any Contract that is not an Assumed Contract; (h) all rights (including rights of set-off and rights of recoupment (including any such item relating to the payment of Taxes)), refunds, claims, counterclaims, demands, causes of action and rights to collect damages of any Seller or any of its Affiliates against third parties with respect to Excluded Assets and Excluded Liabilities; (i) all avoidance claims or causes of action arising under the Bankruptcy Code or applicable state Law (including all rights and avoidance claims of Sellers arising under chapter 5 of the Bankruptcy Code), provided all of Sellers' avoidance claims or causes of action (including all rights and avoidance claims of Sellers arising under chapter 5 of the Bankruptcy Code or applicable state Law) against parties to Assumed Contracts, to the extent arising under or relating to any Assumed Contract, shall be included in the Acquired Assets; (j) any Records and agreements related to the Chapter 11 Cases other than Records and agreements contained in subsection (d) of the definition of Acquired Assets; (k) any (i) confidential medical records pertaining to any Covered Employees, except for Records with respect to Transferred Employees related to Assumed Benefit Plans, and (ii) other Records that Sellers are required by Law to retain; provided that Buyer shall have the right to make copies of any portions of such Records pursuant to clause (i) or (ii) above to the extent that such portions relate either to the Business or any Acquired Asset and are necessary for Buyer to comply with applicable Law; (l) the Employee Benefit Plans and all Assets, trusts, insurance policies, and funding media held or maintained pursuant to, or in connection with, the Employee Benefit Plans (other than the Assumed Benefit Plans and all Assets, trusts, insurance policies, and funding media held or maintained pursuant to, or in connection with, the Assumed Benefit Plans); (m) all of Sellers' rights under this Agreement and any Related Agreement; (n) all of Sellers' rights under or pursuant to all warranties (expressed or implied), representations and guarantees made by third parties to the extent relating to (i) any Excluded Assets or (ii) any Excluded Liabilities; (o) subject to Section 2(h), all of Sellers' rights to the Acquired Assets and Assumed Permits to the extent such rights are not assignable; (p) all Records relating to the Property and Casualty Insurance Policies for any Real Property that is not Acquired Real Property and D&O Insurance Policies; (q) all Property and Casualty Insurance Policies for any Real Property that is not Acquired Real Property and D&O Insurance Policies (including those set forth on Schedule 1.5 of the Disclosure Schedule) and all claims, refunds and credits from such policies due or to become due with respect to such policies;

(r) all rights, claims and causes of action of any Seller or any of its Affiliates, including all Commercial Tort Claims related to the Excluded Assets or Excluded Liabilities; (s) current assets related to intercompany accounts; (t) prepaid insurance; (u) the Claims set forth on Schedule 1.6 of the Disclosure Schedule (the “Retained Claims”); (v) subject to Section 5(k) and the Transition Services Agreement, all of Sellers' interest in certain real property consisting of (i) Sellers' fee interests in the owned real properties as set forth on Schedule 1.7(a) of the Disclosure Schedule, (ii) all of Sellers' interest under the real property leases as set forth on Schedule 1.7(b) of the Disclosure Schedule, and (iii) all interests of Sellers in and to any buildings, structures, improvements and fixtures on such real property, and also any easements, covenants and other rights appurtenant to such real property; (w) all professional fee retainers and post-Commencement Date utility deposits; and (x) such other Assets identified on Schedule 1.8 of the Disclosure Schedule as such schedule may be supplemented or amended by Buyer following the Agreement Date pursuant to the terms and conditions of Section 2(b). For the avoidance of doubt, any Asset that is added to Schedule 1.1(q) shall automatically, to the extent applicable and necessary, be removed from the definition of Excluded Assets.

“Excluded Facts” means, (i) the identity of the Buyer or its Affiliates, (ii) the concentration of any First Tier Material Customer's or Second Tier Material Customer's print work that may result from the transactions contemplated hereby, or (iii) national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America.

“Excluded Liabilities” means any and all Liabilities of any of Sellers that are not Assumed Liabilities. In furtherance, and not in limitation of the foregoing, the Excluded Liabilities include the following Liabilities of any of Sellers: (a) indebtedness for borrowed money; (b) all Liabilities, other than Liabilities arising following the Closing under the Assumed Benefit Plans (but only to the extent assumed pursuant to Section 6(e)(iv)) and Accrued Employee Obligations, at any time relating to or arising under or in connection with any Employee Benefit Plan, including any other severance, retention, employment, change-of-control, pension, incentive, retirement, equity or other compensation or benefit plan, program, policy or agreement of or with any Seller; (c) all Liabilities relating to each and any Person's employment with (or provision of services to) the Sellers or any of their Affiliates, including wages, remuneration, compensation, benefits, severance, vacation, other paid-time-off or other employee related benefits or obligations, that are not Accrued Employee Obligations; (d) all Liabilities under any collective bargaining Laws; (e) all Liabilities arising under or relating to COBRA or the WARN Act, (f) all Liabilities relating to workers compensation obligations or arrangements, (g) all Liabilities related to or arising in connection with any plant closing (including, without limitation, Liabilities relating to the funding of (or contributions to) Employee Benefits Plans and any Liabilities relating to a “complete withdrawal” or a “partial withdrawal” (as respectively defined in Sections 4203 and 4205 of ERISA) from any Multiemployer Plan (as defined below); (h) all Liabilities arising out of or related to the Excluded Assets, including Contracts that are not Assumed Contracts and, except as otherwise provided in Section 5(k), including the Transition Leased Property and Transition Real Property; (i) all Liabilities for Taxes with respect to the Business or the Acquired Assets for any Pre-Closing Tax Period and any Straddle Period (to the extent such Taxes are allocated to Sellers pursuant to Section 6(f)(iv)); (j) Liabilities arising prior to the Commencement Date that are subject to compromise under the Bankruptcy Code and any other Liability in respect of any Claim in the Chapter 11 Cases; (k) all Liabilities associated with brokers, finders or other consultants or advisors to Sellers entitled to a fee or reimbursement of expenses with respect to this transaction; (l) any Liability relating to any Litigation arising out of or related to any occurrence or event that happened prior to the Closing Date, notwithstanding the date that any such Litigation is commenced; (m) all Liabilities relating to the Sellers' ownership or operation of the Business or Acquired Assets that arise from events, facts or circumstances that occurred prior to the Closing, except to the extent expressly identified as an Assumed Liability; (n) all Liabilities for which outstanding checks and wire transfers have been mailed, transmitted or otherwise delivered with respect to the Business but that have not cleared the bank or other accounts of the Business as of the Closing; (o) Liabilities related to any Cure Amount that is in excess of the Buyer Payable Cure Cap and that any Seller is obligated to pay pursuant to Section 2(c)(i) and Section 5(j); and (p) such other Liabilities identified on Schedule 1.9 as such schedule may be supplemented or amended by Buyer following the Agreement Date pursuant to the terms and conditions of Section 2(b). For the avoidance of doubt, any Liability that is added to Schedule 1.4 shall automatically, to the extent applicable and necessary, be removed from the definition of Excluded Liabilities. For the avoidance of doubt, and notwithstanding the fact that consummation of the transactions contemplated by this Agreement may result in a complete or partial withdrawal from one or more multiemployer plans (within the meaning of Section 3(37) of ERISA) with respect to which any Seller or any ERISA Affiliate makes or has made contributions, or has or may have any Liability (each, a “Multiemployer Plan”), Buyer is not assuming, and shall have no Liability for, any such withdrawal Liability (or any other Liability with respect to any Multiemployer Plan, including Liability for a partial or full withdrawal by any Seller or any ERISA Affiliate from any Multiemployer Plan prior to the occurrence of the transactions contemplated by this Agreement) and any and all such Liability shall be an Excluded Liability. Further, for the avoidance of doubt, (a) Buyer is not assuming, and shall have no Liability for, any Liabilities arising under or relating to COBRA with respect to any Employee Benefit Plan and any and all such Liability shall be an Excluded Liability and (b) Buyer is not assuming, and shall have no Liability for, any Liabilities arising under or relating to any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 or 430 of the Code and any and all such Liability shall be an Excluded Liability.  For purposes of the preceding two sentences and clauses (e) and (g) of the third preceding sentence, references to Liabilities shall be deemed to include Liabilities of ERISA Affiliates.

“Expense Reimbursement” means the payment of Buyer's Reimbursable Expenses, subject to the terms of Section 5(d) and Section 8(c) and the Bidding Procedures Order.

"Extraordinary Provisions" means provisions that provide for deferred rebates, signing bonuses, deferred price discounts, deferred capital expenditure requirements, pricing concessions or general pricing deviations that, in each case, are either material or otherwise outside of the Ordinary Course of Business.

“Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction, in form and substance acceptable to Sellers, Buyer and the Required Lenders, that has not been reversed, vacated, modified or amended, is not stayed and remains in full force and effect and is not subject to appeal, petition for certiorari or other proceeding for review or rehearing, and any time therefor has expired.

“Final Purchase Price” means an amount equal to the sum of (a) Two Hundred Fifty-Eight Million Five Hundred Thousand dollars ($258,500,000), and (b) the amount of the Working Capital Adjustment (which may be a negative number), if any, provided that the Working Capital Adjustment shall only be included in the calculation of the Final Purchase Price if the absolute value of the Working Capital Adjustment exceeds One Million Dollars ($1,000,000).

“Financial Statements” has the meaning set forth in Section 3(h)(i).

“First Tier Material Customers” means the top 50 customers of the Business in terms of total LTM VAR (where the date of determination for such LTM VAR is the Agreement Date).

“FTC” has the meaning set forth in Section 5(n)(i).

“Furnishings and Equipment” means all tangible personal property (other than Inventory and Intellectual Property), including machinery, equipment, computers, furniture, automobiles, trucks, railcars, tractors and trailers.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means any United States federal, state, or local or non-United States governmental or regulatory authority, agency, commission, court, body or other governmental entity, including the Bankruptcy Court.

“Guarantied Obligations” has the meaning set forth in Section 10(x)(i).

“Guarantor” has the meaning set forth in the preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substances” means any substances, including any and all substances, (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, contaminants, hazardous wastes, hazardous substances, chemical substances, substances of very high concern, toxic substances, toxic materials, hazardous materials, extremely hazardous wastes or under any present Environmental Laws.

“Improvements” means the buildings, structures, improvements and fixtures on the Real Property.

“Independent Accountant” means Ernst & Young or such other independent accountant reasonably acceptable to the Parties.

“Initial Purchase Price” means an amount equal to the sum of (a) Two Hundred Fifty-Eight Million Five Hundred Thousand dollars ($258,500,000) and (b) the amount of the Estimated Working Capital Adjustment (which may be a negative number), if any, provided that the Estimated Working Capital Adjustment shall only be included in the calculation of the Initial Purchase Price if the absolute value of the Estimated Working Capital Adjustment exceeds One Million Dollars ($1,000,000).

“Intellectual Property” means all (i) trademarks, copyrights, patents, service marks, trade names, logos and other designations, including all applications and registrations therefor and renewals thereof, and (ii) all computer programs and other computer software (other than off-the-shelf shrink wrapped software), trade secrets, plans and specifications, inventions, know-how, technology, proprietary processes and formulae.

“Intellectual Property Assignment” has the meaning set forth in Section 2(g)(i)(C).

“Intellectual Property Licenses” means all Contracts relating to the licensing of Intellectual Property by any Seller to a third party (other than another Seller), or by a third party to any Seller that is used in the operation of the Business.

“Interim Financial Statements” has the meaning set forth in Section 3(h)(i).

“Inventory” means all goods held for sale or furnished under Contracts of service, and all raw materials and supplies, and all manufactured, spare and purchased parts.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Guarantor” (and other words of similar import) means the actual knowledge of Joel Quadracci, John Fowler, Andrew Schiesl, Kelly Vanderboom and David Honan, following reasonable inquiry of his or her direct reports.

“Knowledge of Parent” (and other words of similar import) means the actual knowledge of the persons identified on Schedule 1.10 of the Disclosure Schedule, following reasonable inquiry of his or her direct reports (other than the direct reports of those persons indicated on such schedule).

“Law” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental Entity.

“Leased Property Option Notice” has the meaning set forth in Section 5(k)(iii).

“Leased Property Term” has the meaning set forth in Section 5(k)(iii).

“Leased Real Property” has the meaning set forth in Section 3(d)(v).

“Leases” has the meaning set forth in Section 3(d)(v).

“Liability” means any cause of action, debt, demand, liability, adverse claim, judgment or interest, commitment, guarantee, responsibility, setoff, recoupment, offset or obligation of whatever kind or nature (whether direct or indirect, known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due and regardless of when asserted), including, without limitation, any liability for administrative expenses related to the Chapter 11 Cases, Taxes and any Claim.

“Lien” has the meaning set forth in Section 101(37) of the Bankruptcy Code and shall also include any mortgage, pledge, lien, encumbrance, charge, hypothecation, security interest, option, right of first refusal, right of first or last offer, right of way, encumbrance, easement, mortgage, deed of trust, defect of title, security agreement, shareholder's or similar agreement, restriction on transferability, or other encumbrance or restriction on the use or transfer of any property, in each case whether imposed by Contract, Law, equity or otherwise.

“Litigation” means any action, cause of action, suit, claim, investigation, audit, demand, hearing or proceeding, whether civil, criminal, administrative or arbitral, whether at law or in equity, by or before any Governmental Entity.

“Local Bankruptcy Rules” means, as amended, the Local Bankruptcy Rules for the District of Delaware applicable to all cases in such district governed by the Bankruptcy Code, as modified by orders of the Bankruptcy Court.

“LTM VAR” means, as of any date of determination, cumulative VAR for the 12 months ended as of the last day of the most recently completed fiscal month of Parent which is more than fifteen (15) Business Days from the date of determination.

“Material Adverse Effect” means, when used with respect to any Seller or the Business, any effects, changes or circumstances (other than the filing of the Chapter 11 Cases, the related administration thereof and any actions required to be taken by the Bankruptcy Court) that, individually or in the aggregate, are materially adverse to the Acquired Assets, the Assumed Liabilities, the financial condition or results of operations of the Business (except with respect to the Excluded Assets) as a whole or the ability of Parent to perform its obligations under this Agreement; provided, however, that no effects, changes or circumstances arising or related to any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) general business or economic conditions either in the United States of America or otherwise; (ii) conditions generally affecting the targeted advertising and marketing solutions services industry; (iii) national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (iv) financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (v) changes in Law or in GAAP; (vi) the taking of any action required by this Agreement or any Related Agreement; (vii) the announcement or pendency of this Agreement or the transactions contemplated hereby, (viii) any failure to meet any projections or forecasts (but, for the avoidance of doubt, the underlying causes of any such failure shall be taken into account in determining whether there has been a Material Adverse Effect); (ix) the inability of Sellers to pay any administrative expenses in the Chapter 11 Cases or (x)  any material breach by Buyer of any covenant or agreement herein or from any representation or warranty of Buyer having been or having become untrue in any material respect; except to the extent, in the case of clauses (i), (ii) and (iv), such effects, changes or circumstances disproportionately adversely affects the Business (except with respect to the Excluded Assets), the Acquired Assets, the Assumed Liabilities or any Seller relative to their industry peers.

“Material Contract” has the meaning set forth in Section 3(k)(i).

“Material Customer Work” means (a) with respect to the First Tier Material Customers, any Customer Work that, as of the Agreement Date, either has LTM VAR in excess of $250,000 or, for Customer Work that does not have 12 months of historical VAR, annualized VAR in excess of $250,000 calculated based on the actual amount of historical VAR, as the same may reasonably be adjusted to account for seasonal fluctuations, and (b) with respect to the Second Tier Material Customers, any Customer Work that, as of the Agreement Date, either has LTM VAR in excess of $500,000 or, for Customer Work that does not have 12 months of historical VAR, annualized VAR in excess of $500,000 calculated based on the actual amount of historical VAR, as the same may reasonably be adjusted to account for seasonal fluctuations.

“Media Related Bank Overdrafts” means all bank overdrafts related to the payment of Media Related Payables.

“Media Related Payables” means all trade payables incurred by Sellers in connection with media placement opportunities obtained with various newspapers, mail vendors or other media channels for advertisements, inserts and other types of media placements on behalf of customers of the Business.

“Modified Customer Work” means any modification, termination or decrease of any Material Customer Work since August 1, 2012.

“Necessary Consent” has the meaning set forth in Section 2(h).

“Net VAR Losses” means Total VAR Losses less, the sum of all VAR Gains.

“Notice of Objection” has the meaning set forth in Section 2(e)(ii).

“Objection Notice” has the meaning set forth in Section 5(l).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, taking into account, in the case of Sellers or the Business, the status of the Sellers as debtors in possession, the pendency of the Chapter 11 Cases (including any subsequent conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code and/or the appointment of a trustee under chapter 11 or chapter 7 of the Bankruptcy Code), the terms and conditions of the DIP Facility, and, to the extent applicable, the Budget.

“Outside Back-Up Date” shall mean the earlier of (i) the date of closing of an Alternative Transaction with the Successful Bidder, (ii) thirty (30) days from the date of the Auction or (iii) ten (10) days from entry of the Bankruptcy Court's order approving a Competing Bid and/or an Alternative Transaction.

“Owned Property Term” has the meaning set forth in Section 5(k)(i).

“Owned Real Property” has the meaning set forth in Section 3(d)(iv).

“Parent” has the meaning set forth in the preamble.

“Parent's Title Response” has the meaning set forth in Section 5(l).

“Party” or “Parties” has the meaning set forth in the preamble.

“Permit” means any franchise, approval, permit, license, order, registration, certificate, variance or similar right obtained from any Governmental Entity.

“Permitted Liens” means: (i) to the extent that they do not materially interfere with the ownership or operation of the affected Acquired Assets, easements, restrictive covenants, and rights-of-way on, over or in respect of any of the Acquired Assets, servitudes, permits, surface leases and other rights with respect to surface operations; (ii) Liens securing payment to materialmen, mechanics, repairmen, employees, contractors, operators or royalty owners and other similar Liens or charges arising in the Ordinary Course of Business incidental to construction, maintenance or operation of any of the Acquired Assets which are not yet delinquent or if delinquent are being contested in good faith in the Ordinary Course of Business by appropriate action; (iii) all rights reserved to or vested in any Governmental Entity to control or regulate the Acquired Assets and all obligations and duties under all Laws or under any permit issued by any Governmental Entity; (iv) statutory Liens for current Taxes, water charges, and sewer rents and assessments not yet delinquent or the amount or validity of which is being contested in good faith; (v) any Lien that pursuant to section 363(f) of the Bankruptcy Code will be released from the Acquired Assets upon entry of the Sale Order; (vi) other Liens that will be released on or prior to Closing; (vii) any Lien arising under any capital lease or operating lease in respect of any Acquired Asset (other than the Liens arising as a result of delinquent payments thereunder); (viii) any Lien identified on any Survey or Title Documents which is not identified in Buyer's Objection Notice; and (ix) any Liens disclosed on Schedule 1.11 of the Disclosure Schedule.

“Permitted Restructuring Transactions” means any transaction carried out by Parent or a Selling Affiliate prior to the Closing whereby (i) Excluded Assets or Excluded Liabilities are sold, transferred or otherwise disposed of, (ii) Acquired Assets or Assumed Liabilities are transferred from Parent or a Selling Affiliate to another Selling Affiliate or Parent, as the case may be or (iii) Parent or any Selling Affiliate is merged or otherwise consolidated with one or more other Selling Affiliates or Parent, as the case may be, subject, in each case, to Buyer's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including any Governmental Entity or any group of any of the foregoing.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Pre-Petition Cure Amount” means the Cure Amount necessary to cure any default existing with respect to any Assumed Contract as of the Commencement Date, as agreed to by Buyer and Parent, each acting in good faith, no later than the date that the Bidding Procedures Order is entered by the Bankruptcy Court.

“Post-Petition Cure Amount” means the Cure Amount necessary to cure any default existing with respect to any Assumed Contract as of the Closing Date to the extent such Liability was incurred from and after the Commencement Date.

“Property and Casualty Insurance Policies” means all property, casualty and liability policies where a Seller is an insured.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price Adjustment” has the meaning set forth in Section 2(e)(iv).

“Real Estate Option Notice” has the meaning set forth in Section 5(k)(i).

“Real Property” has the meaning set forth in Section 3(d)(vi).

“Records” means the books, records, ledgers, files, invoices, documents, work papers, correspondence, lists (including customer lists and supplier lists), plans, drawings, designs, specifications, creative materials, advertising and promotional materials, marketing plans, studies, reports, data, training materials, printed manuals, programmers' notes and other printed materials.

“Reimbursable Expenses” has the meaning set forth in Section 8(c)(i).

“Related Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement, and all other Contracts, schedules, certificates or other documents being delivered pursuant to or in connection with this Agreement (other than the Assumed Contracts).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, disposing of or migrating of Hazardous Substances into or through the environment or any natural or man-made structure.

“Representative” of a Person means the Person's Controlled Affiliates and the officers, directors, managers, employees, advisors (including its financial advisors), representatives (including its legal counsel and its accountants) and agents of the Person and/or its Controlled Affiliates.

“Required Lenders” means, collectively, the ABL Required Lenders and the Term Loan Required Lenders.

“Retained Claim” has the meaning set forth in the definition of Excluded Assets.

“Sale Motion” means the motion, including any supporting documents or information, of Sellers, in form and substance acceptable to Parent, Buyer and the Required Lenders, seeking entry of the Bidding Procedures Order and Sale Order by the Bankruptcy Court.

“Sale Order” means an order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit B and incorporated by reference herein, and otherwise in form and substance acceptable to Parent, the Required Lenders, and Buyer, approving, without limitation, this Agreement and all of the terms and conditions hereof and approving and authorizing Sellers to consummate the transactions contemplated hereby pursuant to sections 363 and 365 of the Bankruptcy Code.

“Second Tier Material Customers” means the top 51 to 100 customers of the Business in terms of total LTM VAR (where the date of determination for such LTM VAR is the Agreement Date).

“Seller” or “Sellers” has the meaning set forth in the recitals.

“Selling Affiliates” has the meaning set forth in the recitals.

“Specific Buyer Agreements” means (a) Buyer's specific agreement set forth in Section 5(n)(i)(1) to make or cause to be made all filings required of Buyer or any of its Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated herein as promptly as practicable after the Agreement Date, and in any event prior to five (5) Business Days after the Agreement Date, and (b) Buyer's covenants, agreements and promises set forth in Section 2(d)(iii)(B) (but only with respect to the delivery of the Deposit, together with all accrued investment income or interest thereon, pursuant to the terms and conditions set forth in Section 10(w)(i)), Section 5(f), Section 6 (but only to the extent related to post-Closing covenants, agreements and promises) and Section 10(a).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Successful Bidder” has the meaning set forth in Section 5(d)(ii).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or

Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or Control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Survey” has the meaning set forth in Section 5(l).

“Target Working Capital” means One Hundred Thirty-Seven Million dollars ($137,000,000).

“Tax” or “Taxes” means all federal, state, local and foreign taxes, assessments, charges, duties, fees, levies or other similar amounts of any kind whatsoever, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability and registration taxes, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.

“Terminating Customer” means any First Tier Material Customer or Second Tier Material Customer that has, since August 1, 2012, terminated, not renewed or cancelled substantially all of its Customer Work.

“Term Loan” means the Term Loan Credit Agreement, dated as of December 20, 2010, by and among Vertis, Parent, the subsidiaries party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley & Co. Incorporated, as collateral agent and the lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time).

“Term Loan Required Lenders” means the Required Lenders as defined in the Term Loan.

“Title Documents” has the meaning set forth in Section 5(l).

“Total VAR Loss” means the sum of the VAR Losses from all Terminating Customers and Modified Customer Work; provided that there shall be excluded from the calculation of Total VAR Loss, (i) any VAR Loss associated with Customer Work that is transferred to Guarantor or any of its Affiliates and (ii) any VAR Loss that results from any First Tier Material Customer or Second Tier Material Customer reducing its overall print marketing spend.

“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar Taxes imposed in connection with the transactions contemplated by this Agreement.

“Transfer Tax Escrow” has the meaning set forth in Section 2(d)(iv).

“Transferred Employee” has the meaning set forth in Section 6(e)(i).

“Transition Leased Property” has the meaning set forth in Section 5(k)(iii).

“Transition Real Property” has the meaning set forth in Section 5(k)(i).

“Transition Services Agreement” has the meaning set forth in Section 5(k)(v).

“VAR” means net revenue of the Sellers less the cost of paper.

“VAR Gains” means the aggregate of (a) VAR generated between the Agreement Date and the Closing Date from Equivalent Customer Work, and (b) the amount of VAR that is reasonably expected to be generated in the 12 months following the Closing Date from Equivalent Customer Work that Sellers have the legal right to perform pursuant to written contracts, statements of work, purchase orders or similar commitments; provided, however, that in no event shall the VAR generated

(pursuant to clause (a) of this definition), or the VAR reasonably expected to be generated (pursuant to clause (b) of this definition), be calculated for any particular Equivalent Customer Work for a period that exceeds 12 months in the aggregate.

“VAR Loss” means (i) with respect to any Terminating Customer, an amount equal to the LTM VAR generated from any Customer Work that is terminated, not renewed or cancelled by such Customer since August 1, 2012, and (ii) with respect to any Modified Customer Work, an amount equal to the difference between the LTM VAR generated from such Modified Customer Work (where the date of determination for such LTM VAR is the date notice is received of such modification, termination or decrease) and the VAR reasonably expected to be generated from such Modified Customer Work during the 12 month period following the date such modification, termination or decrease takes effect.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant of a Party, an action or omission (including a failure to cure circumstances) taken or omitted to be taken after the Agreement Date that such Party intentionally takes (or fails to take) which would reasonably be expected to constitute a breach of such representation, warranty, agreement or covenant.

“Working Capital Adjustment” means the amount, if any (which may be expressed as a negative number) equal to Closing Working Capital less Target Working Capital.

“Working Capital Escrow Deposit” has the meaning set forth in Section 2(d)(iv).

For any Party hereto, a document is “substantially in the form” of a document referred to in this Agreement when it is identical to the document referred to except for (i) revisions necessary to correct typographical and obvious clerical errors and (ii) changes to the date of such document.

Section 2.    Purchase and Sale.

(a)    Purchase and Sale of Acquired Assets; Retention of Excluded Assets; Assumption of Assumed Liabilities; Retention of Excluded Liabilities.

(i)On the terms and subject to the conditions of this Agreement, at the Closing, Buyer agrees to purchase, acquire and accept from Sellers, and Parent agrees to sell (and cause the Selling Affiliates to sell), transfer, assign, convey and deliver to Buyer, on an AS IS WHERE IS basis, except as expressly set forth in Section 3, all of the Acquired Assets free and clear of any and all Liens (other than Liens created by Buyer and the Permitted Liens), Liabilities and other claims and interests as of the Closing for the consideration specified in Section 2(d)(ii). Nothing contained herein shall be deemed to sell, transfer, assign or convey the Excluded Assets to Buyer, and Sellers shall retain all right, title and interest to, in, and under the Excluded Assets.

(ii)On the terms and subject to the conditions of this Agreement at the Closing, Buyer shall assume and become responsible for the Assumed Liabilities and shall timely pay, honor, discharge and perform or otherwise satisfy when due, or cause to be timely paid, honored, discharged, performed or otherwise satisfied when due, all of the Assumed Liabilities in accordance with the terms thereof. Notwithstanding anything in this Agreement to the contrary, Buyer will not assume and shall be deemed not to have assumed, any of the Excluded Liabilities.

(b)    Asset and Liability Adjustments. At any time prior to the date that is ten (10) Business Days prior to the hearing before the Bankruptcy Court to obtain entry of the Sale Order (the “Sale Hearing”), Buyer may, by written notice to Parent, (A) add or remove any Asset of any Seller, including any Employee Benefit Plans (other than Contracts, the treatment of which is addressed in Section 2(c), and other than any Inventory or Accounts Receivable), from or to Schedule 1.1(q) of the Disclosure Schedule or Schedule 1.8 of the Disclosure Schedule, as applicable, whereupon such Asset shall thereafter be an Acquired Asset or Excluded Asset, as applicable, (B) add any Liability of any Seller to Schedule 1.4 of the Disclosure Schedule whereupon such Liability shall thereafter be an Assumed Liability, or (C) add or remove any Liability of any Seller to or from Schedule 1.9 of the Disclosure Schedule, whereupon such Liability shall thereafter be an Excluded Liability or Assumed Liability, as applicable. For the avoidance of doubt, there shall be no adjustment to the Initial Purchase Price or the Final Purchase Price as a result of any such addition or removal, subject to any adjustment to the Initial Purchase Price or the Final Purchase Price resulting from the Estimated Working Capital Adjustment or Working Capital Adjustment.

(c)    Assumption and Rejection of Contracts.

(i)Annex B, which shall initially be prepared and agreed to by Buyer and Parent no later than the date that the Bidding Procedures Order is entered by the Bankruptcy Court (such initial Annex B that is agreed to by Buyer and Parent, the “Initial Annex B”), shall set forth a list of the Contracts that Buyer desires to be assumed by Sellers and assigned to Buyer at the Closing as Assumed Contracts. The Initial Annex B shall also set forth Parent's best, good faith estimate of the Cure Amounts necessary to cure any defaults under such Assumed Contracts as of the Commencement Date, which estimate may be revised by Parent (with no impact on the amount of the Buyer Payable Cure Cap) at any time subsequent to the Agreement Date but no later than the date with is three (3) Business Days prior to the Closing. Buyer shall be liable for all Cure Amounts up to the Buyer Payable Cure Cap, which liability Buyer shall satisfy by paying to Parent an amount equal to the Buyer Payable Cure Cap pursuant to Section 2(g)(ii)(F)(2). Buyer shall have no liability with respect to any Cure Amount to the extent it exceeds the Buyer Payable Cure Cap. Sellers shall be liable for all Cure Amounts to the extent that such Cure Amounts exceed the Buyer Payable Cure Cap, and Sellers shall be responsible for paying all Cure Amounts, either out of the Initial Purchase Price or the Buyer Payable Cure Cap, provided that Sellers shall have no liability for or obligation to pay any Cure Amounts with respect to any Contract (other than Contracts related to the Media Related Payables) with any supplier of goods and services to the Business.

(ii)At any time prior to the date that is five (5) Business Days prior to the Sale Hearing, Buyer may, by written notice to Parent, remove any Contract that previously has been designated as an Assumed Contract on Annex B, such Contract shall thereafter be an Excluded Asset. For the avoidance of doubt, there shall be no adjustment to the Initial Purchase Price or the Final Purchase Price as a result of any such removal.

(iii)At any time prior to the date that is five (5) Business Days prior to the Sale Hearing, Buyer may, by written notice to Parent, designate any Contract that previously has not been (A) designated as an Assumed Contract on the Initial Annex B nor (B) rejected by Sellers, as a Contract to be assumed and assigned hereunder, and upon receipt of any such notice, and the Initial Annex B shall be amended and modified accordingly to include such Contract as an Assumed Contract. Thereafter, Parent shall (and shall cause the Selling Affiliates to) use commercially reasonable efforts to effect the assumption of such Contract by Sellers in accordance with the Bankruptcy Code.

(iv)Parent, as promptly as reasonably practicable following the preparation of the Initial Annex B as contemplated by Section 2(c)(i) above or, as applicable, after the designation by Buyer of any additional Contracts as Assumed Contracts in accordance with Section 2(c)(iii) hereof, shall (and shall cause its Selling Affiliates to), pursuant to the Sale Motion, and with respect to any Post-Sale Hearing Contracts and Undisclosed Contracts, by separate motion to the Bankruptcy Court, commence appropriate proceedings before the Bankruptcy Court and take all necessary actions in order to determine and fix the Cure Amounts with respect to such Contracts in accordance with the Bankruptcy Code at the Closing, and to otherwise effect the assumption by Sellers and assignment to Buyer of each Contract designated as an Assumed Contract under Sections 2(c)(i), 2(c)(iii) and 2(c)(vi) hereof, with such assumption and assignment of all Assumed Contracts to be effective as of the Closing Date. Buyer shall use its commercially reasonable efforts to cooperate in the foregoing.

(v)In furtherance of the foregoing, Buyer acknowledges and agrees that Buyer will provide all necessary information regarding Buyer, as well as a financial commitment of performance by Buyer with respect to the Assumed Contracts from and after the Closing, to demonstrate adequate assurance of future performance of the Assumed Contracts so that all Assumed Contracts can be assumed and assigned by Sellers to Buyer at or prior to the Closing in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement.

(vi)In addition to the above procedures regarding the assumption and rejection of Contracts, with respect to any Contracts which may not be disclosed to Buyer, or regarding which the terms and conditions may not be fully disclosed to Buyer, until after the Sale Hearing (the “Post-Sale Hearing Contracts”), which Contracts are listed on Annex D (which annex shall initially be prepared and agreed to by Buyer and Parent no later than the date that the Bidding Procedures Order is entered by the Bankruptcy Court), as well any Contracts that were otherwise undisclosed to Buyer prior to the Sale Hearing (the “Undisclosed Contracts”) but which are, in each case, disclosed to Buyer prior to the Closing, Buyer may, by written notice to Parent not later than ten (10) days prior to the Closing,  to the extent any such Contract has not previously been (A) designated as an Assumed Contract on Annex B or (B) rejected by Sellers, designate such Post-Sale Hearing Contract or Undisclosed Contract as a Contract to be assumed and assigned hereunder, and upon receipt of any such notice, Annex B shall be amended and modified accordingly to include such Contract as an Assumed Contract.  Thereafter, Parent shall (and shall cause the Selling Affiliates to) use commercially reasonable efforts to effect the assumption of such Contract by Sellers and assignment  thereof to Buyer in accordance with the Bankruptcy Code upon Closing.  Further, with respect to any Contract that is not disclosed or otherwise made known to Buyer until after Closing, but if known would have been assumed by Sellers and assigned to Buyer as part of Buyer's acquisition of the Acquired Assets, Parent shall, upon notice from Buyer,(and shall cause the Selling Affiliates to) use commercially reasonable efforts to effect the assumption of such Contract by Sellers and assignment thereof to Buyer provided that (A) such Contracts have not been previously assumed or rejected by Sellers in the Chapter 11 Cases, (B) Buyer pays all Cure Amounts with respect thereto, and (C) the Chapter 11 Cases have not yet been closed.

(d)    Consideration.

(i)At least three (3) Business Days, but not more than five (5) Business Days prior to the Closing Date, Parent shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth Sellers' good faith estimate of (A) the amount of the Closing Working Capital (the “Estimated Closing Working Capital”) and (B) the amount of the Estimated Working Capital Adjustment, which statement shall quantify in reasonable detail the estimates of the items constituting such Estimated Closing Working Capital and such Estimated Working Capital Adjustment, if any, and in each case calculated in accordance with the terms of this Agreement. The Estimated Closing Statement shall be prepared in accordance with GAAP and the policies and procedures set forth on Annex C, which Annex shall be in form and substance acceptable to the Required Lenders. During the period after the delivery of the Estimated Closing Statement and prior to the Closing Date, Buyer shall have an opportunity to review the Estimated Closing Statement and Parent shall cooperate with Buyer in good faith to mutually agree upon the Estimated Closing Statement in the event Buyer disputes any item proposed to be set forth on such statement; provided, that, if Parent and Buyer are not able to reach mutual agreement prior to the Closing Date, the Estimated Closing Statement provided by Parent to Buyer shall be binding for purposes of this Section 2(d), but not, for the avoidance of doubt, for purposes of Section 2(e).

(ii)The aggregate consideration for the sale and transfer of the Acquired Assets shall be (A) the Initial Purchase Price payable in cash at the Closing pursuant to Section 2(g)(ii)(G) and subject to adjustment as provided in Section 2(e) and (B) the assumption by Buyer of the Assumed Liabilities.

(iii)On the Agreement Date, Buyer or Guarantor, on behalf of Buyer, shall have deposited with JP Morgan Chase & Co., in its capacity as escrow agent (the “Escrow Agent”), pursuant to the terms of an escrow agreement, by and among Buyer. Parent and Escrow Agent, dated as of the Agreement Date, in the form of Exhibit C attached hereto (the “Escrow Agreement”), an amount in cash equal to Twenty Five Million Eight Hundred Fifty Thousand Dollars ($25,850,000) (the “Deposit”) by wire transfer of immediately available funds, which Deposit (together with all accrued investment income or interest thereon) shall be held by the Escrow Agent in trust and distributed to Buyer or Parent as follows:

(A)if the Closing shall occur, then the Parties shall take all necessary actions under this Agreement and the Escrow Agreement (including the provision of the joint written instructions required thereunder) to cause the Deposit, together with all accrued investment income or interest thereon, to be applied towards the Initial Purchase Price payable by Buyer to Parent under Section 2(g)(ii)(G);

(B)if this Agreement is terminated by Parent pursuant to Section 8(a)(iii) (solely as a result of the conditions set forth in Sections 7(b)(i), (ii) or (iv) becoming incapable of fulfillment other than as a result of a breach by Parent) or Section 8(a)(v), then the Parties shall take all necessary actions under this Agreement and the Escrow Agreement (including the provision of the joint written instructions required thereunder) to cause the Deposit, together with all accrued investment income or interest thereon, to be delivered to Parent as full and complete liquidated damages (and not as a penalty), pursuant to the terms and conditions set forth in Section 10(w)(i); and

(C)if this Agreement is terminated for any other reason, then the Parties shall take all necessary actions under this Agreement and the Escrow Agreement (including the provision of the joint written instructions required thereunder) to cause the Deposit, together with all accrued investment income or interest thereon, to be delivered to Buyer.

(iv)On the Closing Date, Buyer or Guarantor, on behalf of Buyer, shall deposit with the Escrow Agent, pursuant to the terms of the Escrow Agreement, amounts in cash equal to Forty Million Dollars ($40,000,000) (the “Working Capital Escrow Deposit”) and One Million Dollars ($1,000,000) (the “Transfer Tax Escrow”) by wire transfer of immediately available funds, which Working Capital Escrow Deposit and Transfer Tax Escrow (together with all accrued investment income or interest thereon) shall be held by the Escrow Agent in trust and distributed to Buyer or Parent in accordance with the terms of this Agreement and the Escrow Agreement.

(e)    Determination of Purchase Price Adjustment.

(i)Promptly after the Closing Date, and in any event not later than sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Parent a statement (the “Closing Statement”) setting forth Buyer's good faith calculations (the “Buyer's Proposed Calculations”) of (A) the Closing Working Capital, (B) the amount of the Working Capital Adjustment and (C) a calculation of the Final Purchase Price based on the amounts set forth in the Closing Statement, which statement shall quantify in reasonable detail the calculations of the items constituting such Closing Working Capital and such Working Capital Adjustment, if any, and in each case calculated in accordance with the terms of this Agreement. The Closing Statement shall be prepared in accordance with GAAP and the policies and procedures set forth on Annex C. Upon delivery of the Buyer's Proposed Calculations by Buyer, Buyer shall provide Parent and its Representatives with reasonable access, during normal business hours, to the Business' accounting and other personnel and to the books and records of the Business, as the case may be, and any other document or information reasonably requested by Parent, and necessary in order to allow Parent and its Representatives to verify the accuracy of the determination by Buyer of the Buyer's Proposed Calculations. To the extent the calculation of the Final Purchase Price included in Buyer's Proposed Calculations would result in a Purchase Price Adjustment that is less than the amount of the Working Capital Escrow Deposit, Parent and Buyer shall promptly (and in any event within three (3) Business Days) following delivery of Buyer's Proposed Calculations, instruct the Escrow Agent to immediately release to Parent an amount equal to the excess of the Working Capital Escrow Deposit over the amount of the Working Capital Adjustment specified in the Buyer's Closing Statement.

(ii)In the event that Parent does not object to the Buyer's Proposed Calculations by written notice of objection (the “Notice of Objection”) delivered to Buyer within thirty (30) days after Parent's receipt of the Buyer's Proposed Calculations, the recalculation of the Initial Purchase Price pursuant to the Buyer's Proposed Calculations shall be deemed final and binding. A Notice of Objection under this Section 2(e)(ii) shall set forth in reasonable detail Parent's alternative calculations of (i) the Closing Working Capital and the Working Capital Adjustment calculated by reference thereto and (ii) a recalculation of the Final Purchase Price based on such amounts. To the extent the recalculation of the Final Purchase Price included in Parent's Notice of Objection would result in a Purchase Price Adjustment in favor of Buyer, Parent and Buyer shall promptly (and in any event within three (3) Business Days) following delivery of Parent's Notice of Objection, instruct the Escrow Agent to immediately release the amount of such agreed Purchase Price Adjustment to Buyer in a manner consistent with Section 2(e)(iv).

(iii)If Parent delivers a Notice of Objection to Buyer within the thirty (30) day period referred to in Section 2(e)(ii), then any element of the Buyer's Proposed Calculations that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding, and any dispute (all such amounts, the “Disputed Amounts”) shall be resolved as set forth in this Section 2(e)(iii):

(A)Parent and Buyer shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. If a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days (or such longer period as may be agreed by Parent and Buyer) after the date of receipt by Buyer from Parent of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to the Independent Accountant.

(B)Parent and Buyer shall use their commercially reasonable efforts to cause the Independent Accountant to render a decision in accordance with this Section 2(e)(iii) along with a statement of reasons therefor within thirty (30) days of the submission of the Disputed Amounts, or a reasonable time thereafter, to the Independent Accountant. The decision of the Independent Accountant shall be final and binding upon each Party and the decision of the Independent Accountant shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.

(C)The Final Purchase Price shall be recalculated based upon the final determination (or deemed determination) of the Independent Accountant with respect to the Disputed Amounts and the Final Purchase Price, as so recalculated, shall be deemed to be final and binding.

(D)If Parent and Buyer submit any Disputed Amounts to the Independent Accountant for resolution, Parent and Buyer shall each pay their own costs and expenses incurred under this Section 2(e)(iii).

Parent shall be responsible for that fraction of the fees and costs of the Independent Accountant where (1) the numerator of such fraction is the absolute value of the difference between Parent's aggregate position with respect to the Final Purchase Price and the Final Purchase Price as recalculated based upon the Independent Accountant's final determination with respect to the Disputed Amounts and (2) the denominator of such fraction is the absolute value of the difference between Parent's aggregate position with respect to the Final Purchase Price and Buyer's aggregate position with respect to the Final Purchase Price, and Buyer shall be responsible for the remainder of such fees and costs.

(E)The Independent Accountant shall act as an arbitrator to determine, based upon the provisions of this Section 2(e)(iii), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 2(e)(i). The Independent Accountant shall choose an amount that equals, or falls between, the position of Parent and/or the position of Buyer with respect to each Disputed Amount.

(iv)Upon the determination, in accordance with Section 2(e)(ii) or 2(e)(iii) of the Final Purchase Price, Parent or Buyer, as the case may be, shall make, or instruct the Escrow Agent to make, as applicable, the payment required by this Section 2(e)(iv). The amount payable pursuant to this Section 2(e)(iv) is referred to herein as the “Purchase Price Adjustment” and shall be treated as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes:

(A)If the Final Purchase Price is greater than the Initial Purchase Price, then Buyer shall pay to Parent for the account of Parent the difference between the Final Purchase Price and the Initial Purchase Price within three (3) Business Days of the determination of the Final Purchase Price, such Purchase Price Adjustment to be paid by wire transfer of immediately available funds to an account designated by Parent in writing to Buyer promptly after the final determination of the Final Purchase Price.

(B)If the Final Purchase Price is less than the Initial Purchase Price, then the Parties shall take all necessary actions under this Agreement and the Escrow Agreement (including the provision of the joint written instructions required thereunder) to cause the Escrow Agent to pay to Buyer for the account of Buyer out of the Working Capital Escrow Deposit the difference between the Initial Purchase Price and the Final Purchase Price within three (3) Business Days of the determination of the Final Purchase Price, such Purchase Price Adjustment to be paid to Buyer in accordance with the terms of the Escrow Agreement. To the extent that the difference between the Initial Purchase Price and the Final Purchase Price exceeds the Working Capital Escrow Deposit, Parent shall pay to Buyer for the account of Buyer the amount of such excess within three (3) Business Days of the determination of the Final Purchase Price by wire transfer of immediately available funds to an account designated by Buyer in writing to Parent promptly after the final determination of the Final Purchase Price.

(C)The Parties shall take all necessary actions under this Agreement and the Escrow Agreement (including the provision of the joint written instructions required thereunder) to cause the Escrow Agent to promptly (but in any event within six (6) Business Days of the determination of the Final Purchase Price) release to Parent any remaining amount of the (1) Working Capital Escrow Deposit, less the amount, if any, payable to Buyer pursuant to Section 2(e)(iv)(B) and (2) the Transfer Tax Escrow.

(f)    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cadwalader, Wickersham & Taft LLP, located at One World Financial Center, New York, New York 10281, commencing at 11:00 a.m. local time on the Business Day (the “Closing Date”) immediately following the date on which all conditions to the obligations of Parent, Buyer and Guarantor to consummate the transactions contemplated in this Agreement, as set forth in Section 7 (other than conditions with respect to actions Sellers and/or Buyer will take at the Closing itself, but subject to the satisfaction or waiver of those conditions), have been satisfied or waived.

(g)    Deliveries at Closing.

(i)At the Closing, Parent will, or will cause the Selling Affiliates to, as applicable, deliver to Buyer the following documents duly executed by the applicable Seller(s) and other items:

(A)Bill of Sale substantially in the form of Exhibit D attached hereto (the “Bill of Sale”);

(B)an Assignment and Assumption Agreement substantially in the form of Exhibit E attached hereto (the “Assignment and Assumption Agreement”);

(C)an instrument of assignment for all Acquired Intellectual Property substantially in the form of Exhibit F (the “Intellectual Property Assignment”) attached hereto for each registered trademark (or pending application therefor), registered patent (or pending application therefor), copyright, or other Intellectual Property owned by Sellers, and Intellectual Property Licenses of the Sellers;

(D)a certified copy of all orders as entered by the Bankruptcy Court pertaining to the transactions contemplated by this Agreement, including the Bidding Procedures Order and the Sale Order;

(E)a certificate to the effect that each of the conditions specified in Section 7(a)(iii) and Section 7(a)(iv) is satisfied;

(F)quitclaim deeds or deeds without covenants against grantor's acts and, where applicable, assignments of lease, in each case, in form and substance reasonably acceptable to Buyer, duly executed by the applicable Sellers in recordable form, conveying to Buyer good and marketable fee title to the Acquired Owned Property and valid leasehold title to the Acquired Leased Property, in each case free and clear of all Liens other than Permitted Liens;

(G)such other documents, instruments and certificates as Buyer may reasonably request; and

(H)such additional documents as may be reasonably necessary or customary to consummate the Agreement and the transactions contemplated hereby.

(ii)At the Closing, Buyer will deliver, and in the case of Section 2(g)(ii)(E) will cause the Escrow Agent to deliver, to Parent, and in the case of Section 2(g)(ii)(G) to the Escrow Agent, the following documents duly executed by it, cash amounts and other items:

(A)the Bill of Sale;

(B)the Assignment and Assumption Agreement;

(C)the Intellectual Property Assignment;

(D)a certificate to the effect that each of the conditions specified in Section 7(b)(i) and Section 7(b)(ii) is satisfied in all respects;

(E)the Deposit, in accordance with the terms of the Escrow Agreement, by wire transfer of immediately available funds to one or more bank accounts designated in writing by Sellers to Buyer and the Escrow Agent prior to the Closing Date;

(F)an amount equal to the (1) Initial Purchase Price, plus (2) the Buyer Payable Cure Cap, less (3) the Deposit (together with all accrued investment income and interest thereon through the date immediately preceding the Closing Date), less (4) the Working Capital Escrow Deposit, less (5) the Transfer Tax Escrow, by wire transfer of immediately available funds to one or more bank accounts designated in writing by Sellers to Buyer prior to the Closing Date;

(G)the Working Capital Escrow Deposit and the Transfer Tax Escrow to the Escrow Agent, in accordance with Section 2(d)(iv);

(H)such other documents, instruments and certificates as Sellers may reasonably request; and

(I)such additional documents as may be reasonably necessary or customary to consummate the Agreement, including any Transfer Tax or statement of value forms which may be required.

(h)    Non-Assignment of Assumed Contracts. Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 7(a)(ix) as it relates to Buyer's obligation to consummate the transactions contemplated by this Agreement, this Agreement shall not constitute an agreement to assign or transfer and shall not affect the assignment or transfer of any Acquired Asset if (i) an attempted assignment thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder and (ii) the Bankruptcy Court shall not have entered a Final Order providing that such consent is not required (each such action, a “Necessary Consent”). In such event, Parent and Buyer will use (and Parent shall cause the Selling Affiliates to use) their commercially reasonable efforts to obtain, as promptly as reasonably practicable, any Necessary Consent with respect to any such Acquired Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request. If such Necessary Consent is not obtained, or if an attempted assignment thereof would be ineffective, would adversely affect the rights of any Seller thereunder or Buyer would not in fact receive all such rights, such Seller and Buyer will cooperate in a mutually agreeable arrangement, to the extent feasible and at no expense to such Seller, under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which such Seller would enforce for the benefit of Buyer with Buyer assuming such Seller's obligations and any and all rights of such Seller against a third party thereto. For the avoidance of doubt, except as provided in Section 8(c) hereof, and subject to Section 7(a)(ix) as it relates to Buyer's obligation to consummate the transactions contemplated by this Agreement, in the event Sellers fail to obtain any Necessary Consents, Sellers shall not have any liability to Buyer as a result of any such failure, provided that none of the covenants and agreements contained in this Section 2(h) or Section 5(b) have been breached by Parent.

Section 3.    Parent's Representations and Warranties. Except as set forth in the Disclosure Schedule delivered by Parent to Buyer on the Agreement Date (collectively, the “Disclosure Schedule”), Parent represents and warrants to Buyer as follows:

(a)    Organization of Sellers; Good Standing. Each Seller is duly incorporated or formed (as applicable), validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its incorporation or formation and as of the Agreement Date, has all requisite corporate or similar power and authority to own, lease and operate its Assets and to carry on the Business as now being conducted. From and after the Commencement Date, pursuant to applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court, each Seller has all requisite corporate or similar power and authority to own, lease and operate its Assets and to carry on the Business as now being conducted.

(b)    Authorization of Transaction. Subject to Bankruptcy Court approval, as required following the Commencement Date, pursuant to the Sale Order and such Sale Order being a Final Order: (i) each Seller has full corporate or similar power and authority to execute and deliver this Agreement, the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder; (ii) the execution, delivery, consummation and performance of this Agreement and the Related Agreements to which a Seller is a party have been or will be prior to delivery duly authorized by such Seller; (iii) this Agreement has been, and each Related Agreement to which a Seller is a party will be, at the Closing, duly and validly executed and delivered by each Seller party thereto; and (iv) this Agreement, and the Related Agreements to which a Seller is a party will, when executed, assuming, in each case, the due authorization, execution, and delivery thereof by the other parties thereto, constitute the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

(c)    Noncontravention. Subject to (i) Bankruptcy Court approval, as required following the Commencement Date, pursuant to the Sale Order and such Sale Order being a Final Order and (ii) receipt of any consents required by the HSR Act and the expiration or earlier termination of all waiting periods thereunder, neither the execution and delivery of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated in this Agreement or the Related Agreements, will (A) conflict with or result in a breach of the certificate of incorporation or bylaws or other organizational documents of any Seller, (B) violate any Law or Decree that is material to the conduct of the Business or the Acquired Assets and to which the Business or the Acquired Assets are subject, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Assumed Contract, except, with respect to clause (B), for any violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Subject to (i) Bankruptcy Court approval, as required following the Commencement Date, pursuant to the Sale Order and such Sale Order being a Final Order and (ii) receipt of any consents required by the HSR Act and the expiration or earlier termination of all waiting periods thereunder, no Seller is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity or third party in order for the Parties to consummate the transactions contemplated by this Agreement the failure of which to give, make or obtain would be material to the Business.

(d)    Title to Acquired Assets; Sufficiency of Acquired Assets; Real Property.

(i)Each Seller, as applicable, has indefeasible title to, and owns and possesses all material rights and interests in, including the right to use, each of the Acquired Assets, or with respect to leased Acquired Assets, valid leasehold interests in, or with respect to licensed Acquired Assets, valid licenses to use, subject, in each case, to Permitted Liens. At the Closing each applicable Seller will deliver the Acquired Assets to Buyer free and clear of all Liens (other than Permitted Liens).

(ii)The Furnishings and Equipment included in the Acquired Assets are in good working condition and repair, normal wear and tear excepted.

(iii)The Acquired Assets constitute all of the Assets, tangible and intangible, of any nature whatsoever necessary and sufficient for the operation of the Business (except to the extent related to the Excluded Assets) in a manner consistent with the past practices of the Sellers.

(iv)Schedule 3(d)(iv) to the Disclosure Schedule sets forth an accurate and complete list of all real property owned by the Sellers (together with any buildings, structures, improvements and fixtures on such real property, the “Owned Real Property”). Each applicable Seller has good, valid fee simple title to the Acquired Owned Property free and clear of all Liens, other than Permitted Liens.

(v)Schedule 3(d)(v) to the Disclosure Schedule sets forth an accurate and complete list of all leases, subleases, licenses, concessions and other agreements (collectively, the “Leases”), pursuant to which (A) any Seller holds a leasehold or subleasehold estate in, or is granted a license, concession, or other right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property that are used in the operation of the Business (the “Leased Real Property”), or (B) any Seller leases, or grants a license, concession or other right to use or occupy, a portion of any Owned Real Property or Leased Real Property to a third party, a Seller or an Affiliate thereof. Parent has delivered or made available to Buyer an accurate and complete copy of each of the Leases (including any and all amendments thereof), and in the case of any oral Lease, a written summary of the terms of such Lease. With respect to each of the Leases for Acquired Leased Property: (i)  such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) excluding the effect of the filing and administration of the Chapter 11 cases, neither the applicable Seller(s) nor, to the Knowledge of Parent, any other party to such Lease, is in breach thereof, and, to the Knowledge of Parent, no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach thereof; (iii) each of the applicable Seller(s) and, to the Knowledge of Parent, the other Person or Persons who are parties thereto has performed in all material respects all of its obligations required to be performed by it under such Lease; and (iv) other than Permitted Liens, the applicable Seller has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein except, in the case of clause (iii), as would not reasonably be expected to be material to the Business.

(vi)There are no deferred real or personal property Taxes or assessments with respect to the Acquired Real Property that may or will become due and payable as a result of the consummation of the transactions contemplated by the Agreement To the Knowledge of Parent, there are no condemnation or eminent domain proceedings pending or threatened with respect to all or any part of the Acquired Real Property. No Seller has received any written notice that the improvements on each parcel of Acquired Real Property do not or will not, and the Sellers' use thereof does not or will not, comply in all material respects with any and all building, zoning, subdivision, land use, occupancy, health and other Laws relating to the Acquired Real Property.

(vii)To the Knowledge of Parent, the Improvements are in good working condition, normal wear and tear excepted, and are suitable for the uses for which they are currently used. To the Knowledge of Parent, the Improvements are free of material defects and, to the Knowledge of Parent, there are no facts or conditions affecting the Improvements which would materially interfere with the use or occupancy of the Improvements or with the continued operation of the Business (except with respect to the Excluded Assets) as currently conducted.

(e)    Litigation. Except as set forth on Schedule 3(e), as of the Agreement Date, there is no Litigation pending or, to the Knowledge of Parent, threatened against any Seller, or affecting any Acquired Asset or the Business before any Governmental Entity, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business, or would otherwise reasonably be expected to result in a Liability for any Seller or the Business of $1,000,000 or more. There is no unsatisfied adverse Decree of a Governmental Entity or arbitrator outstanding against any Seller or affecting any Acquired Asset or the Business.

(f)    Compliance with Law. (i) Each Seller is, and at all times since January 1, 2011 has been, in compliance in all material respects with each Law that is or was applicable to it, the Business or to the conduct of ownership, operation, management, leasing or use of any of the Acquired Assets; (ii) to the Knowledge of Parent, no event has occurred or circumstance currently exists that (with or without notice or lapse of time, or both) constitutes or will result in a violation by any Seller of, or a failure on the part of any Seller to comply with, any Law that is or was applicable to it, the Business or to the conduct of ownership, operation, management, leasing or use of any of the Acquired Assets; and (iii) no Seller has received, at any time since January 1, 2011, any written notice or other communication from any Governmental Entity or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply by any Seller with, any Law that is or was applicable to it, the Business or to the conduct of ownership, operation, management, leasing or use of any of the Acquired Assets, except in the case of (i), (ii) or (iii) as would not reasonably be expected to be, individually, or in the aggregate, material to the Business.

(g)    Permits. Except as would not reasonably be expected to be material to the Business, the Sellers maintain all Permits that are necessary to permit the Sellers to lawfully conduct and operate the Business, and to own and use the Acquired Assets, in the manner consistent with the past practices of the Business. Parent has made available to Buyer an accurate and complete copy of each such required Permit. Each such material Permit is valid and in full force and effect. Each Seller is, and at all times since January 1, 2011 has been, in material compliance with the terms and requirements of each such Permit and no notice of material violation has been received from any Governmental Entity, no proceeding is pending or, to the Knowledge of Parent, threatened to revoke or limit any such Permit.

(h)    Financial Statements.

(i)Schedule 3(h)(i) to the Disclosure Schedule contains accurate and complete copies of the Sellers' audited consolidating balance sheet and related statement of income and cash flows as of and for the fiscal year ended December 31, 2011, and the related notes thereto (the “Audited Financial Statements”); and the Sellers' unaudited balance sheet and the related statement of income and cash flows as of and for the six (6) month period ended June 30, 2012 (the “Interim Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”). Except as set forth therein or in the notes to the Audited Financial Statements, the Financial Statements were prepared from the books and records of the Sellers in accordance with GAAP applied on a consistent basis and fairly present, in all material respects, the financial position, results of operations and cash flows of the Sellers as of the dates and for the periods covered thereby (except in the case of the Interim Financial Statements, subject to normal year-end adjustments for recurring accruals, which shall not be material, either individually or in the aggregate).

(ii)Except as set forth on the Financial Statements, the Sellers do not have any Liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise), except for Liabilities incurred since the Balance Sheet Date (A) in the Ordinary Course of Business consistent with past practices, (B) that would not, individually or in the aggregate, reasonably be expected to be material to the Business, (C) in connection with this Agreement, the DIP Facility or in connection with the transactions expressly contemplated by this Agreement, including the filing of the Chapter 11 Case, or (D) for future performance under any Contracts to which any of the Sellers is a party or bound that were entered into in the Ordinary Course of Business. There has been no material changes in the Sellers' accounting policies during the periods covered by the Financial Statements, except as described in the notes to the Financial Statements.

(i)    Absence of Certain Changes or Events.

(i)Excluding the effect of the filing and administration of the Chapter 11 Cases, since the Balance Sheet Date, the Sellers have carried on the Business in the Ordinary Course of Business.

(ii)Excluding the effect of the filing and administration of the Chapter 11 Cases, since the Balance Sheet Date, there has not been, with respect to the Sellers or the Business:

(A)any change, event, circumstance or effect that, by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course of Business, has had or would reasonably be expected to have a Material Adverse Effect;

(B)any Lien placed on any of the Acquired Assets, except Permitted Liens and Liens relating to the DIP Facility;

(C)any material Liability incurred by the Sellers, other than trade accounts payable, Liabilities for future performance under any Contracts to which any of the Sellers is a party or bound that were entered into in the Ordinary Course of Business, Liabilities incurred in connection with this Agreement or the transactions expressly contemplated by this Agreement, Liabilities incurred in connection with preparation for the Chapter 11 Cases, Liabilities incurred pursuant to the DIP Facility and other Liabilities arising in the Ordinary Course of Business; or

(D)any purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the Acquired Assets, other than in the Ordinary Course of Business and consistent with past practice.

(iii)Since the Balance Sheet Date, no Seller has, other than as contemplated by this Agreement:

(A)deferred the payment of any accounts payable outside the Ordinary Course of Business that would constitute Assumed Liabilities or provided any discount, accommodation or other concession outside the Ordinary Course of Business in order to accelerate or induce the collection of any receivable that would constitute Acquired Assets; or

(B)incurred indebtedness for borrowed money, entered into any capital lease or guaranteed any such indebtedness that would constitute Assumed Liabilities.

(j)    Environmental Matters. Except as set forth on Schedule 3(j) and except with respect to any Excluded Asset:

(i)Each Seller and the Business is, and has been, in compliance with all applicable Environmental Laws in all material respects.

(ii)The Acquired Real Property is, and during the applicable Seller's lease or operation, has been, in compliance with all applicable Environmental Laws in all material respects.

(iii)There is no Environmental Claim pending or, to the Knowledge of Parent, threatened against or affecting any Seller or any Acquired Real Property that is or would reasonably be expected to be material to the Business.

(iv)No Seller has received any written notice of or entered into or assumed by Contract or operation of any Law or otherwise, any material obligation or liability under any order, Decree, settlement, Litigation, judgment or injunction relating to or arising under Environmental Laws.

(v)There has been no material Release in violation of Environmental Law by any Seller, or to the Knowledge of Parent, by any third party, of any Hazardous Substance in, on, at, under or from any Acquired Real Property.

(vi)Parent has made available correct and complete copies of all material environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to the Acquired Real Property within the last five (5) years and that are in its possession or control.

(k)    Material Contracts.

(i)Schedule 3(k)(i) to the Disclosure Schedule sets forth the following Contracts to which any Seller is a party and which relate to the Business (collectively, the “Material Contracts”): (A) any Contract (or group of related Contracts) for the lease of personal property to or from any Person; (B) any Contract (or group of related Contracts) entered into outside of the Ordinary Course of Business for the purchase or sale of Inventory or other raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services; (C) any Contract for the delivery of goods or services (other than employment-related Contracts) between Parent, on the one hand, and any director, officer, employee or Affiliate of Parent or any Person controlled by any director, officer, employee or Affiliate of Parent, on the other hand; (D) any Contract which prohibits or restricts any Seller from freely engaging in business (including the Business) anywhere in the world; (E) any collective bargaining agreement, or other Contract with any labor organization, union or association, applicable to the Business; (F) any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation (whether in base salary, commission or bonus) in excess of $250,000; (G) any guaranty or undertaking to be liable for the debts of others; (H) any other Contract (or group of related Contracts) the performance of which, in the 12 months preceding the Agreement Date has resulted in, or in the 12 months following the Agreement Date would reasonably be expected to result in, consideration or payment in excess of $500,000 per annum to or from any of the Sellers; (I) any Contract relating to ownership of or investments in any other Person (including investments in joint ventures and minority equity investments but excluding accounts receivable or other forms of trade credit); (J) all Contracts relating to Intellectual Property Licenses of any Seller which would reasonably be expected to result in, consideration or payment in excess of $500,000 per annum to or by any of the Sellers; (K) each asset purchase agreement, stock purchase agreement or other Contract entered into since January 1, 2011 governing the acquisition or disposition of Assets or other property where the consideration paid or received for such Assets or other property exceeded $1,000,000 (whether in cash, stock or otherwise); (L) each joint venture agreement, investment agreement, operating agreement or other Contract governing a material joint venture or investment of the Business (other than the organizational documents of any Seller); (M) any Contract or consent decree with or from any Governmental Entity; and (N) all other Contracts which are material to the Business or which are required for the continued operation of the Business in the Ordinary Course of Business, except in the cases of clauses (A) and (B), for Contracts terminable on less than 90 days' notice without cost or penalty to the applicable Seller or which, in the 12 months preceding the Agreement Date have resulted in, or in the 12 months following the Agreement Date would reasonably be expected to result in, consideration or payment of less than $500,000 per annum to or from any of the Sellers.

(ii)Parent has delivered or made available to Buyer an accurate and complete copy of each written Material Contract and a written summary setting forth the terms and conditions of each oral Material Contract. With respect to each Material Contract that is an Assumed Contract: (A) the Contract is in full force and effect and constitutes the entire agreement by and between the parties thereto; (B) to the Knowledge of Parent, the Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of Parent, no party has repudiated any provision of the Contract or given written notice that the Contract has terminated or will be terminating; (D) excluding the effect of the filing and administration of the Chapter 11 Cases, no Seller is in breach or default in any material respect under the Contract and, to the Knowledge of Parent, the other parties to the Contract are not in breach or default in any material respect thereunder; and (E) except as set forth in the Sale Order, the assumption of the Contract by Sellers, and the assignment of the Contract to Buyer, will not result in any penalty, premium, or variation of the rights, remedies, benefits or obligations of any party thereunder.

(l)    Intellectual Property. Except as set forth on Schedule 3(l):

(i)The Sellers own all right, title and interest in, or have a license to use, all material Acquired Intellectual Property. Set forth on Schedule 1.2 to the Disclosure Schedule is a true and complete list of all (A) Acquired Intellectual Property owned by the Sellers and (B) Acquired Intellectual Property licensed by the Sellers, that is material to the operation of the Business. To the Knowledge of Parent, there exists no loss, abandonment, cancellation, termination or expiration of any such Acquired Intellectual Property.

(ii)To the Knowledge of Parent, the operation of the Business and the design, development, use, manufacture, sale, license or provision of any product and service of the Sellers does not materially infringe or violate any of the Intellectual Property rights of any other Person. No Seller has received any written claim or notice, or been involved in any Litigation, regarding infringement or potential infringement of any Intellectual Property rights. To the Knowledge of Parent, no Seller is using any confidential information or trade secrets of any third party without the authorization, license or consent of such party, the use of which is material to the Business. There are no royalties, honoraria, fees or other payments payable by any Seller to any Person by reason of the ownership, use, license, sale, or disposition of the Acquired Intellectual Property.

(iii)To the Knowledge of Parent, there is no material unauthorized use, infringement or misappropriation of any Acquired Intellectual Property by any third party, including any employee of any Seller.

(m)    Employee Matters; Employee Benefit Plans.

(i)With respect to each Covered Employee, Parent has provided or made available to Buyer a list (the “Employee List”) setting forth (i) name; (ii) department/function; (iii) title or job/position; (iv) job designation (i.e., salaried or hourly); (v) location of employment and employer; (vi) employment status (active, on leave or on unpaid leave); (vii) annual base rate of compensation and target bonus amount for the current fiscal year to which he or she is entitled, including any retention, severance, change of control or similar plans or arrangements, and any bonus amount that he or she has received for the fiscal year immediately prior to the Agreement Date; and (viii) if applicable, any other material, individual specific provisions relating to such person's employment (e.g., golden parachute, etc.).

(ii)Each Covered Employee is employed at will and may terminate his or her employment or be terminated from such employment at any time for any or no reason with or without prior notice except as may be required by applicable Law.

(iii)Schedule 3(m)(iii) to the Disclosure Schedule contains a complete and correct list of each material Employee Benefit Plan that covers or applies to any of the Covered Employees. With respect to each such Employee Benefit Plan, Schedule 3(m)(iii) to the Disclosure Schedule identifies each entity whose current or former employees, directors or other service providers are covered by or entitled to benefits under such Employee Benefit Plan.

(iv)Parent has made available to Buyer true, complete and correct copies of each of the following documents for each Assumed Benefit Plan (1) the Assumed Benefit Plan, the related trust agreement (if any) and any other related documents (including all amendments to such Assumed Benefit Plan and related documents); (2) the three most recent annual reports, actuarial reports, and financial statements, if any; and (3) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Assumed Benefit Plan, and all material employee communications relating to such Assumed Benefit Plan.

(v)Neither the Sellers, nor any Affiliate, nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to or incurred any liability in respect of, any “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(vi)Except as set forth on Schedule 3(m)(vi) to the Disclosure Schedule, no Seller is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements that pertain to the employees of the Sellers. No labor organization or group of employees of the Sellers has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation currently pending or, to the Knowledge of Parent, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Sellers pending, or to the Knowledge of Parent, threatened by any labor organization or group of employees of the Sellers. There are no strikes, work stoppages, slowdowns, lockouts or similar labor disputes, unfair labor practice charges, arbitrations, material grievances, unfair employment practice charges or complaints, or other claims or complaints against the Sellers, pending or, to the Knowledge of Parent, threatened by or on behalf of any employee or group of employees of the Sellers.

(vii)Each Assumed Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter, opinion letter, or advisory letter from the IRS relating to the most recently completed IRS remedial amendment period cycle (“RAP Cycle”) applicable thereto covering all of the applicable provisions on the IRS cumulative list of covered qualification requirements for such RAP cycle, and to the Knowledge of Parent, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Assumed Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS's employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status.  To the Knowledge of Parent, no Assumed Benefit Plan is the subject of any pending correction or application under EPCRS. Each of the Assumed Benefit Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects.

(viii)Neither Parent nor any other Seller, nor any ERISA Affiliate, nor any of the Assumed Benefit Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction with respect to an Assumed Benefit Plan in connection with which any Seller, any ERISA Affiliate, any of the Assumed Benefit Plans or any such trust could, (either directly any contractual indemnification or contribution obligation protecting any fiduciary, or indirectly), be subject to any material civil liability or penalty pursuant to Title I of ERISA, a tax imposed pursuant to Chapter 43 of the Code, or any other liability.

(ix)All material contributions required to have been made under the terms of any Assumed Benefit Plan or pursuant to ERISA and the Code have been timely made in respect of each Assumed Benefit Plan.

(x)Each Assumed Benefit Plan that provides deferred compensation subject to Section 409A of the Code complies with Section 409A of the Code in all material respects (and has so complied for the entire period during which Section 409A of the Code has applied to such Plan).

(xi)No Assumed Benefit Plan subject to Title I of ERISA, if any, holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(xii)There are no material claims pending, or, to the Knowledge of Parent, threatened or anticipated (other than routine claims for benefits) against or involving any Assumed Benefit Plan, the assets of any Assumed Benefit Plans or against the Sellers, any Affiliate or any ERISA Affiliate with respect to any Assumed Benefit Plan.

(xiii)Each Assumed Benefit Plan that is a “group health plan” (as defined in Code Section 5000(b)(1) or Title I of ERISA) has been operated in compliance in all material respects with (i) the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”) or similar state Law, (ii) Section 4980D of the Code, and (iii) Title I of ERISA, in each case to the extent applicable. Each of the material Employee Benefit Plans set forth on Schedule 3(m)(iii) and each Assumed Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law. No Assumed Benefit Plan exists which obligates the Sellers to provide benefits (whether or not insured) to any current or former employee, consultant or other service provider of or to the Sellers following such current or former employee's or consultant's termination of employment or consultancy with the Sellers, other than (i) COBRA Coverage or coverage mandated by state Law, or (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA). No Assumed Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code

(xiv)Neither the execution of this Agreement or any other agreement, nor the consummation of the transactions contemplated hereby or thereby, will (either alone or together with any other event) result in or is a precondition to (i) any current or former employee, director or other service provider of or to the Sellers or any Affiliate becoming entitled to severance pay or any similar payment, (ii) the acceleration of the time of payment or vesting of, or an increase in the amount of, any compensation due to any current or former employee, director or other service provider of or to the Sellers or any Affiliate, or (iii) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee, director or other service provider of or to the Sellers or any Affiliate.

(n)    Taxes.

(i)Each Seller has filed or caused to be filed, and with respect to Tax Returns due between the date of this Agreement and the Closing Date, will timely file (including any applicable extensions) all material Tax Returns required to be filed with respect to the Acquired Assets; (ii) all such Tax Returns are, or in the case of such Tax Returns not yet filed, will be, true, complete and correct in all material respects; and (iii) all material Taxes of the Sellers (whether or not reflected on any such Tax Returns) relating to the Acquired Assets and attributable to a Pre-Closing Tax Period have been, or in the case of Taxes the due date for payment of which is between the date of this Agreement and the Closing Date will be, timely paid in full, other than Taxes that have been reserved or accrued on the Interim Financial Statements.

(ii)There are no Liens for a material amount of Taxes, except for statutory Liens with respect to Taxes not yet due and payable with respect to any of the Acquired Assets.

(iii)All material amounts required to be withheld by each Seller (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, or set aside in accounts for such purpose, or accrued or reserved on the Interim Financial Statements.

(iv)There is no claim pending or, to the Knowledge of Parent, proposed or threatened with respect to a material amount of Taxes of the Business and the Acquired Assets.

(v)No Seller has waived any statute of limitations in respect of a material amount of Taxes associated with the Business and the Acquired Assets.

(vi)No Seller is a foreign Person for purposes of Section 1445 of the Code.

(o)    Brokers' Fees. Other than Perella Weinberg Partners L.P. and Houlihan Lokey Capital, Inc., Sellers have no obligation to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the transactions contemplated by this Agreement.

(p)    Accounts Receivable; Inventory.

(i)The accounts receivable shown in the Interim Financial Statements and that constitute Acquired Assets arose in the Ordinary Course of Business. Allowances for doubtful accounts are adequate and have been prepared in accordance with GAAP and in accordance with the past practices of the Sellers. The accounts receivable of the Business constituting Acquired Assets arising after the Balance Sheet Date and prior to the Closing Date arose or will arise in the Ordinary Course of Business. The accounts receivable of the Business constituting Acquired Assets are not subject to any material claim of offset, recoupment, set off or counter-claim and, to the Knowledge of Parent, there are no specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim in any such case, except to the extent otherwise reflected in the allowances for doubtful accounts as provided for in the Interim Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date and prior to the Closing Date, as determined in the Ordinary Course of Business. The Business does not have any accounts receivable from any director, officer or employee or Affiliate of any Seller.

(ii)The Inventory is of a quality and quantity usable and merchantable and, with respect to finished goods, of a quality saleable, in the Ordinary Course of Business, except for obsolete items or as otherwise reflected in the reserves in the Financial Statements.

(q)    Customers. Listed in Schedule 3(q) of the Disclosure Schedule are the ten largest customers of the Business, taken as a whole, by revenue for the seven months ended July 31, 2012 and set forth next to each such customer is the approximate percentage of net revenue of the Business represented by such customer for such period. As of the Agreement Date, no Seller has received any written notice, or, to the Knowledge of Parent, has any reason to believe, that any of the customers listed on Schedule 3(q) of the Disclosure Schedule has materially decreased since the Balance Sheet Date, or will materially decrease, its purchase of the products, equipment, goods and services of the Business. From the Balance Sheet Date to the Agreement Date, to the Knowledge of Parent, there has been no termination, cancellation, or material limitation of, or any material modification or change in, the business relationship between any Seller and any customer listed on Schedule 3(q) of the Disclosure Schedule.

(r)    Suppliers. Listed in Schedule 3(r) of the Disclosure Schedule are the ten largest suppliers of services, raw materials, supplies, merchandise and other goods for the Business, taken as a whole, by cost for the seven months ended July 31, 2012. No Seller has received any written notice, or, to the Knowledge of Parent, has any reason to believe, that any such supplier will not provide such services or sell such raw materials, supplies, merchandise and other goods to the Business at any time after the Closing on terms and conditions materially similar to those used in its current sales to the Sellers, subject only to general and customary price increases or decreases and the effects of the filing and administration of the Chapter 11 Cases.

(s)    Disclosure. Except for the express representations and warranties contained in this Section 3, neither Parent nor any other Person makes (and Buyer is not relying upon) any other express or implied representation or warranty with respect to Sellers, the Business, the Acquired Assets (including the value, condition or use of any Acquired Asset), the Assumed Liabilities or the transactions contemplated by this Agreement, in the Related Agreements (except for any express representations and warranties contained in any such Related Agreements) or in any other agreement, document or instrument to be delivered in connection herewith or therewith, and Parent disclaims any other representations or warranties, whether made by Parent, any Affiliate of Parent or any of their respective officers, directors, employees, agents or Representatives. Without in any way limiting the foregoing and except for the representations and warranties contained in this Section 3 (and, as applicable, the representations and warranties contained in any Related Agreement), and except as the following disclaimers may be limited by fraud or willful misconduct, Parent (i) expressly disclaims and negates any representation or warranty, express or implied, at common law, by statute or otherwise, relating to the condition of the Acquired Assets (including any implied or expressed warranty of title, merchantability or fitness for a particular purpose, the physical condition of any personal or real property comprising a part of the Acquired Assets or which is the subject of any Contract to be assigned to Buyer at the Closing, the environmental condition or any other matter relating to the physical condition of any real property or improvements, the zoning of any such real property or improvements, the value of the Acquired Assets (or any portion thereof), the transferability of the Acquired Assets, the terms, amount, validity or enforceability of any Assumed Liabilities, the title of the Acquired Assets (or any portion thereof), any customer's or supplier's response to the execution of this Agreement or the consummation of the transactions contemplated hereunder, the probable success or profitability of the ownership, the use or operation of the Business and the Acquired Assets by Buyer after the Closing, or any other matter or thing relating to the Acquired Assets or any portion thereof), and (ii) expressly disclaims all liability and responsibility for any projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant or Representative of Parent or any of their Affiliates).

Section 4.    Buyer's and Guarantor's Representations and Warranties. Each of Buyer and Guarantor represents and warrants, jointly and severally, to Sellers as follows:

(a)    Organization of Buyer and Guarantor. Each of Buyer and Guarantor is duly incorporated or formed (as applicable), validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation or formation and has all requisite corporate or similar power and authority to own, lease and operate its Assets and to carry on its business as now being conducted.

(b)    Authorization of Transaction.

(i)each of Buyer and Guarantor has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement, the Related Agreements and all other agreements contemplated in this Agreement to which it is a party and to perform its obligations hereunder and thereunder;

(ii)the execution, delivery, consummation and performance of this Agreement, the Related Agreements and all other agreements contemplated in this Agreement to which Buyer or Guarantor, as applicable, is a party have been duly authorized by Buyer and Guarantor;

(iii)this Agreement has been, and each Related Agreement to which Buyer or Guarantor is a party will be, at the Closing, duly and validly executed and delivered by Buyer or Guarantor, as applicable; and

(iv)this Agreement, and the Related Agreements to which Buyer or Guarantor is a party will, when executed, assuming, in each case, the due authorization, execution, and delivery thereof by the other parties thereto, constitute the valid and binding obligation of Buyer and Guarantor, enforceable against Buyer and Guarantor in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

(c)    Noncontravention. Subject to receipt of any consents required by the HSR Act and the expiration or earlier termination of all waiting periods thereunder, neither the execution and delivery of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated in this Agreement or the Related Agreements will (i) conflict with or result in a breach of the certificate of incorporation or bylaws or other organizational documents of Buyer or Guarantor, (ii) violate any Law or Decree to which Buyer or Guarantor is, or its respective Assets or properties are, subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material Contract to which Buyer or Guarantor is a party or by which it is bound, except, with respect to clause (ii), for any violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. Subject to receipt of any consents required by the HSR Act and the expiration or earlier termination of all waiting periods thereunder, neither Buyer nor Guarantor is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity or third party in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)    Litigation. As of the Agreement Date, there is no Litigation pending or, to the Knowledge of Guarantor, threatened against the Buyer or Guarantor before any Governmental Entity, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby or would reasonably be expected to prevent, restrict or delay the consummation of the transactions contemplated in this Agreement or any Related Agreement.

(e)    Brokers' Fees. Neither Buyer nor Guarantor have any obligation to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the transactions contemplated by this Agreement, other than The Blackstone Group.

(f)    Financial Capacity. Buyer and Guarantor (i) have, or at the Closing will have, sufficient funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Initial

Purchase Price, the Final Purchase Price and any expenses incurred by Buyer and Guarantor in connection with the transactions contemplated by the Related Agreements, including the Buyer Payable Cure Amount; and (ii) have, or at the Closing will have, the resources and capabilities (financial or otherwise) to perform their respective obligations hereunder, including the obligation to timely pay, honor and discharge the Assumed Liabilities after the Closing.

(g)    Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent in Section 3 hereof (as modified by the Disclosure Schedule hereto as supplemented or amended pursuant to Section 5(m)), and Buyer acknowledges and agrees that, except for the representations and warranties contained therein, the Acquired Assets and the Business are being transferred on a “where is” and, as to condition, “as is” basis. Buyer further represents that neither Sellers nor any of their Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Sellers or any of their Affiliates, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of Sellers, any of their Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person, absent fraud any willful misconduct, resulting from the distribution to Buyer or its Representatives or Buyer's use of, any such information, including any confidential memoranda distributed on behalf of Sellers relating to the Business or other publications or data room information provided to Buyer or its Representatives, or any other document or information in any form provided to Buyer or its Representatives in connection with the sale of the Business and the transactions contemplated hereby. Buyer acknowledges that it has conducted to its satisfaction its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation.

(h)    Adequate Assurances Regarding Executory Contracts. Each of Buyer and Guarantor is and will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts.

Section 5.    Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period):

(a)    Commercially Reasonable Efforts; Cooperation. Subject to the approval of the Bankruptcy Court and except as otherwise set forth herein (including in Sections 5(n)(i) and 5(n)(ii)), each of the Parties will (and Parent shall cause the Selling Affiliates to) use its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date (including satisfaction, but not waiver, of the conditions to the obligations of the Parties to consummate the transactions contemplated in this Agreement set forth in Section 7).

(b)    Notices and Consents.

(i)Except as otherwise set forth herein, Parent and Buyer shall (and Parent shall cause the Selling Affiliates to) use their commercially reasonable efforts to obtain all material authorizations, consents, orders and approvals of all Governmental Entities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate with each Party in seeking to obtain all such authorizations, consents, orders and approvals.

(ii)Parent shall (and Parent shall cause the Selling Affiliates to) give such notices to third parties and use their commercially reasonable efforts to obtain all Necessary Consents.

(iii)Buyer shall cooperate and use all commercially reasonable efforts to assist Sellers in giving such notices and obtaining such consents.

(iv)Subject to Section 2(h), and subject to Section 7(a)(ix) as it relates to Buyer's obligation to consummate the transactions contemplated by this Agreement, in the event Sellers fail to obtain any approvals or consents, Sellers shall have no liability to Buyer as a result of any such failure, provided that none of the covenants and agreements contained in this Section 5(b) have been breached by Parent.

(c)    Conduct of the Business Pending the Closing. From the Agreement Date until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date, Parent shall (and Parent shall cause the Selling Affiliates to) conduct the Business in the Ordinary Course of Business, subject to any applicable orders of the Bankruptcy Court, requirements or limitations under the DIP Facility and the Budget, except (v) as set forth on Schedule 5(c), (w) as otherwise expressly provided for in this Agreement (including Section 5(h) hereof), (x) as required by Law or by Final Order, (y) in connection with a Permitted Restructuring Transaction, or (z) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting the generality of the foregoing, but subject to the limitations set forth in clauses (v) through (z) in the preceding sentence, from the Agreement Date until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date, subject to any applicable orders of the Bankruptcy Court and the Budget, Parent shall (and Parent shall cause the Selling Affiliates to):

(i)use commercially reasonable efforts to preserve the Business intact and preserve the goodwill of and relationships with Governmental Entities, customers, suppliers and employees and others having business dealings with the Sellers and/or the Business;

(ii)continue making expenditures in the Ordinary Course of Business, including with respect to sales, marketing and development activities;

(iii)use commercially reasonable efforts to maintain the Acquired Assets in good working condition and repair (normal wear and tear excepted), pay expenses and payables of the Business, collect receivables of the Business, and repair and continue normal maintenance of the Improvements, Furnishings and Equipment (normal wear and tear excepted), to the extent payable pursuant to the Budget;

(iv)(A) comply in all material respects with all Laws and Assumed Contracts, (B) maintain all Assumed Permits, and (C) pay all applicable Taxes that Sellers are required to pay (taking into account any relief afforded pursuant to the Chapter 11 Cases) to the extent payable pursuant to the Budget;

(v)not enter into any transaction relating to (A) the acquisition of fixed Assets for use in the Business that will constitute Acquired Assets in excess of $2,000,000 or (B) the incurrence of Liabilities that will constitute Assumed Liabilities in excess of $750,000, in each case, except as set forth on Schedule 5(c)(v);

(vi)not sell, lease, transfer, license, alienate, waive, cancel or dispose of any Acquired Asset except for immaterial amounts of personal property sold or otherwise disposed of in the Ordinary Course of Business;

(vii)use commercially reasonable efforts to transfer, assign, record or perfect in its name good title to any Acquired Assets (other than as noted on Schedule 5(c)(vii) to the Disclosure Schedule) that is not presently held or recorded in its name;

(viii)not merge or consolidate with or into any legal entity, dissolve, liquidate, or otherwise terminate its existence;

(ix)not subject any of the Acquired Assets to any Lien (other than Permitted Liens or any Lien under the DIP Facility, to the extent applicable);

(x)not materially modify or amend any Assumed Contract (including to add or provide for any Extraordinary Provision) or modify, waive, release or assign any material rights or claims thereunder, in each case whether in connection with any extension, renewal or replacement of such Assumed Contract, or otherwise;

(xi)not enter into any Contract that (A) would have been required to be listed on Schedule 3(k)(i) had it existed as of the Agreement Date, except in the Ordinary Course of Business, or (B) has Extraordinary Provisions;

(xii)not enter into any Contract that provides for “exclusivity” or any similar requirement or under which Buyer would after the Closing be restricted in any respect, with respect to distribution, licensing, marketing, purchasing or development of products or services;

(xiii)not engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to pre-Closing periods sales to customers or distributors that would otherwise be expected (based on past practice) to occur in post-Closing periods, (B) any practice (including providing any discount, accommodation or other concession outside the Ordinary Course of Business) which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (C) any practice which would have the effect of postponing to post-Closing periods payments with respect to any Acquired Assets or Assumed Liabilities that would otherwise be expected (based on past practice) to be made in pre-Closing periods or (D) any other promotional sales, discount activity or deferred revenue activity, in each case in this clause (D), in a manner outside the Ordinary Course of Business;

(xiv)not otherwise materially alter the terms of any accounts payable or accounts receivable outside the Ordinary Course of Business;

(xv)not (A) reject or terminate any Contract related to the Business or seek Bankruptcy Court approval to do so, or (B) fail to use commercially reasonable efforts to oppose any action by a third party to terminate (including any action by a third party to obtain Bankruptcy Court approval to terminate) any Contract related to the Business; provided that, prior to the Closing Date, Sellers may reject or terminate any Contract related to the Business (Y) that is both not material to the Business and is readily replaceable (and so replaced) at not more than the same cost, without disruption to the operation of the Business and otherwise on terms and conditions consistent with such rejected or terminated Contract, following consultation with Buyer regarding such rejection or termination, or (Z) after the Bankruptcy Court enters the Bidding Procedures Order, to the extent Buyer is provided written notice of any Seller's intention to reject or terminate any Contract (other than an Undisclosed Contract) at least five (5) Business Days prior to the filing of any motion with the Bankruptcy Court seeking to reject such Contract, and Buyer does not provide Parent written notice of its election to either (I) designate such Contract as an Assumed Contract within such five (5) Business Day period, or (II) reimburse such Seller for all reasonable costs incurred by Seller to maintain such Contract until Buyer elects to designate, or not designate, such Contract as an Assumed Contract;

(xvi)With respect to any Acquired Asset and except to the extent required in connection with the DIP Order, not (A) agree to allow any form of relief from the automatic stay in the Chapter 11 Cases; or (B) fail to use reasonable best efforts to oppose any action by a third party to obtain relief from the automatic stay in the Chapter 11 Cases;

(xvii)except for in the Ordinary Course of Business, as currently in place or as set forth on the Disclosure Schedule, or as contemplated pursuant to this Agreement, not (A) increase or modify the compensation or benefits payable or to become payable to any Transferred Employee, (B) enter into, establish, adopt, amend, terminate or fund any Employee Benefit Plan, in respect of any present or former officer or employee or other similar service provider of or to the Sellers or their Affiliates, or (C) grant, pay, accrue or become liable to any present or former officer, employee or other similar service provider of or to the Sellers for any bonus, profit-sharing, incentive, severance, retirement, insurance, death, fringe benefit, retention, “change in control” or other extraordinary compensation (except for accruals under the terms of an Employee Benefit Plan as in effect on the Agreement Date);

(xviii)not take any action inconsistent with this Agreement, the Bidding Procedures, the Bidding Procedures Order or with the consummation of the transactions contemplated hereby;

(xix)refrain from making any capital expenditures outside of the Ordinary Course of Business, but in any event not to exceed, in the aggregate, $7,500,000, other than emergency repairs;

(xx)except as required by GAAP, not make any change in accounting methods, principles or practices, with respect to Taxes or otherwise;

(xxi)    not voluntarily pursue or seek a conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code and/or the appointment of a trustee under chapter 11 or chapter 7 of the Bankruptcy Code; and

(xxii)    not enter into a legally enforceable contract or agreement requiring it to do anything prohibited by this Section 5(c).
Notwithstanding anything contained in this Agreement to the contrary, in accordance with the Cash Management Order, Parent and the Selling Affiliates shall be permitted to maintain through the Closing Date the cash management systems of Parent and the Selling Affiliates as currently conducted by Parent and the Selling Affiliates, and periodically settle intercompany balances consistent with past practices (including through dividends and capital contributions). Nothing contained in this Agreement shall give Buyer, directly or indirectly, rights to control or direct the operations of the Business prior to the Closing Date.

(d)    No Solicitation of Alternative Transactions until Entry of Bidding Procedures Order.

(i)Solely during the period commencing on the Agreement Date and continuing until the earlier of (x) the date the Bankruptcy Court has entered the Bidding Procedures Order and (y) the termination of this Agreement in accordance with its terms, Parent shall not, and shall cause the Selling Affiliates and its and their respective Representatives not to, and shall use its commercially reasonable efforts to cause its other Affiliates, equity holders and holders of funded indebtedness and their respective Representatives not to (it being understood that Parent has no power or ability to control or otherwise direct the actions of its other Affiliates, equity holders and holders of funded indebtedness and their respective Affiliates) directly or indirectly, (A) solicit, initiate, encourage, facilitate, respond to, or take any other action designed to solicit an agreement or understanding with any person (other than Buyer and its Affiliates and Representatives) concerning any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of any Acquired Assets (including through the sale of a majority of the outstanding equity interests of, or any merger of consolidation with, any Seller, or pursuant to any plan of reorganization or liquation, or other financial and/or corporate restructuring of any Seller, or any similar transaction involving any or all of the Sellers) or any other transaction involving any Seller or Acquired Assets that could reasonably be expected to materially impede, interfere with or delay the consummation of, or materially alter the anticipated economic consequences of, the transactions contemplated hereby (an “Alternative Transaction”), (B) enter into negotiations with respect to, or execute, any letter of intent, agreement in principle, acquisition agreement or other agreement related to an Alternative Transaction, or (C) furnish non-public information to any person or entity with respect to an Alternative Transaction. Following entry of the Bidding Procedures Order, other than pursuant to and in compliance with the terms and conditions of the Bidding Procedures Order, in no event may Parent or its Selling Affiliates (or any of their respective Representatives) initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person (other than Buyer and its Affiliates, agents and Representatives) with respect to an Alternative Transaction or accept an offer or proposal from any Person (other than Buyer and its Affiliates, agents and Representatives) with respect to an Alternative Transaction.

(ii)If an Auction is conducted, and Buyer is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Successful Bidder”), Buyer shall be required to serve as the back-up bidder if Buyer is the next highest or otherwise best bidder at the Auction (such party that is the next highest or otherwise best bidder at the Auction, the “Back-Up Bidder”) and, if Buyer is the Back-Up Bidder, Buyer shall, notwithstanding Section 8(a)(x), be required to keep its bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer in the Auction) open and irrevocable until the expiration of the Outside Back-Up Date, whereupon, except as provided in the immediately succeeding sentence, and absent Buyer's written agreement to extend the Outside Back-Up Date, this Agreement shall be deemed terminated pursuant to Section 8(a)(x) and Buyer shall be immediately entitled to the Expense Reimbursement and Break-Up Fee, all to be paid in accordance with the terms and conditions of Section 8(c). Notwithstanding the foregoing, following the Auction, if the Successful Bidder fails to consummate the applicable Alternative Transaction prior to the expiration of the Outside Back-Up Date as a result of a breach or failure to perform on the part of such Successful Bidder, and Parent provides notice to Buyer in writing of such failure before the expiration of the Outside Back-Up Date, then, if Buyer is the Back-Up Bidder, this Agreement shall not be deemed terminated pursuant to Section 8(a)(x) and Buyer will be deemed to have the new prevailing bid, and Sellers will be authorized, without further order of the Bankruptcy Court, to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer in the Auction) with Buyer; provided, however, for the avoidance of doubt, in addition to, and not in lieu of, Buyer's rights pursuant to Section 8 (including Buyer's right to terminate this Agreement pursuant to Section 8(a)(iv) or Section 8(a)(x) and to receive all applicable remedies pursuant to Section 8(c)), in the event that this Agreement is thereafter terminated by Buyer pursuant to Section 8(a)(ii) (solely as a result of the conditions set forth in Sections 7(a)(iii) or (viii) becoming incapable of fulfillment other than as a result of a breach by Buyer), Parent shall (and shall cause the Selling Affiliates to), within two (2) Business Days after such termination, pay to Buyer the Expense Reimbursement.

(e)    Notice of Developments. To the extent legally permissible, from the Agreement Date until the Closing, each of Parent and Buyer will give prompt written notice (the “Development Notice”) to the other Party of (i) the existence of any fact or circumstance, or the occurrence of any event, which could be reasonably likely to cause a condition to a Party's obligations to consummate the transactions contemplated in this Agreement as set forth in Section 7, not to be satisfied as promptly as practicable, and (ii) the receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (such occurrence, event, or circumstance, including the reasonably foreseeable consequences thereof, a “Development”); provided, however, that the delivery of any Development Notice pursuant to this Section 5(e) shall not be deemed to amend or supplement this Agreement, and the failure to deliver any Development Notice shall not constitute a waiver by any Party of any right or condition to the consummation of the transactions contemplated in this Agreement. If the notifying Party certifies (the “Development Certification”) to the receiving Party that such Development has caused or will cause a condition to the receiving Party's obligations to consummate the transactions contemplated in this Agreement as set forth in Section 7 not to be satisfied, and that the receiving party is therefore entitled to terminate this Agreement pursuant to the applicable provisions of Section 8 without any Liability whatsoever (which, for the avoidance of doubt, means that with respect to Buyer, if Buyer were to terminate following receipt of a Development Notice, Buyer would be entitled to retain the Deposit) and the receiving Party fails to exercise its right to terminate this Agreement within the period of thirty (30) Business Days referred to in Section 8(a)(ii) or Section 8(a)(iii), as applicable, the Development Notice will be deemed to have amended the Disclosure Schedules, to have qualified the representations and warranties of such Party, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the Development, provided, however, that notwithstanding any such amendment, qualification or cure, the underlying Development included in such Development Notice may still form the basis of a right to terminate pursuant to the applicable provisions of Section 8 to the extent that additional occurrences, events or circumstances exist or occur that, when taken together with the Development described in such Development Notice, would give rise to a right to terminate this Agreement pursuant to the applicable provisions of Section 8.

(f)    Access.

(i)Prior to the Closing, Parent shall (and shall cause the Selling Affiliates to), upon reasonable advance written request by Buyer, permit Buyer and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere with normal business operations or violate any Law, to all premises, properties, personnel, Records and Contracts of the Business for the purpose of evaluating and reviewing the Business, the Acquired Assets and Assumed Liabilities; provided, however, that, for avoidance of doubt, the foregoing shall not require any Party to waive, or take any action with the effect of waiving, its attorney-client privilege or any confidentiality obligation to which it is bound with respect thereto or take any action in violation of applicable Law. Except in response to a request contemplated by the first sentence of this Section 5(f)(i), during the period from the Agreement Date and ending on the Closing Date, Buyer shall not, and shall cause its Representatives not to, contact any customers, suppliers or licensors of the Business in connection with, or pertaining to, the Business or any subject matter of this Agreement, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

(ii)All information obtained pursuant to Section 5(f)(i) shall be subject to the terms and conditions of the Confidentiality Agreement.

(g)    Press Releases and Public Announcements. Prior to the Closing, no Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law (including the Bankruptcy Code) or the rules of any stock exchange on which such Party's securities are traded (provided that the disclosing Party shall use all commercially reasonable efforts to consult with the non-disclosing Party with respect to the text thereto prior to making the disclosure).

(h)    Bankruptcy Court Matters.

(i)This Agreement is subject to approval by the Bankruptcy Court and the consideration by Parent and the Bankruptcy Court of higher or better Competing Bids. From and after the date of entry of the Bidding Procedures Order by the Bankruptcy Court and until the earlier of: (i) the consummation of the transactions contemplated by this Agreement and (ii) the conclusion of any bid process described in the Bidding Procedures Order, Parent is permitted to (a) cause their Representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Buyer and its Affiliates, agents and Representatives) in connection with any sale or other disposition of Parent, any Selling Affiliate, the Acquired Assets and/or the Business and (b) respond to any inquiries or offers to purchase all or any part of the Acquired Assets or the Business and perform any and all other acts related thereto which are required under the Bankruptcy Code or other Law, including supplying information relating to the Business and the Assets of Parent and its Subsidiaries to prospective buyers in accordance with the terms of the Bidding Procedures.

(ii)Parent shall (and shall cause the Selling Affiliates to) use commercially reasonable efforts to pursue the entry of the Bidding Procedures Order and the Sale Order. Parent shall (and shall cause the Selling Affiliates to) use commercially reasonable efforts to comply (or obtain an order from the Bankruptcy Court waiving compliance) with all requirements under the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules in connection with obtaining approval of the Bidding Procedures Order and the Sale Order.

(iii)Buyer agrees that it will promptly take such actions as are reasonably requested by Parent to assist in obtaining entry of the Bidding Procedures Order, the Sale Order and any other order of the Bankruptcy Court reasonably necessary to consummate the transactions contemplated by this Agreement, including furnishing declarations, affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing adequate assurance of future performance by Buyer with respect to the Assumed Contracts, providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code; provided, however, in no event shall Buyer or Parent be required to agree to any amendment of this Agreement.

(iv)As promptly as practicable following the execution of this Agreement (but no later than Three (3) Business Days after the Agreement Date), Parent shall (and shall cause the Selling Affiliates to) file the Sale Motion with the Bankruptcy Court, including all supporting pages, and shall use commercially reasonable efforts to have the Bankruptcy Court enter the Bidding Procedures Order within twenty-five (25) days from the Commencement Date, subject to the availability of the Bankruptcy Court (and only to the extent permitted by the relevant provisions of the Bankruptcy Rules and Local Bankruptcy Rules).

(v)Parent acknowledges and agrees that Buyer has expended considerable time and expense in connection with this Agreement, and the negotiation thereof, and the identification and quantification of Assets to be included in the Acquired Assets. In consideration thereof, the Sale Motion shall include a request from Sellers that the Bankruptcy Court approve the Expense Reimbursement and Break-Up Fee, as set forth in Section 5(d) and Section 8(c) hereof, as administrative priority expenses under sections 503(b) and 507(a)(1) of the Bankruptcy Code pursuant to the Bidding Procedures Order.

(vi)Parent shall (and shall cause the Selling Affiliates to) use commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Sale Order no later than sixty (60) days after the Commencement Date (or as soon thereafter as the Bankruptcy Court's schedule permits in the event that Sellers timely moved the Bankruptcy Court to enter the Sale Order by the aforementioned deadline).

(vii)Parent shall (and shall cause the Selling Affiliates to) provide Buyer with copies of all motions, applications, pleadings, notices, proposed orders and other documents relating to the Acquired Assets, this Agreement or the transactions contemplated therein, at least two (2) Business Days prior to the filing thereof with the Bankruptcy Court, unless the exigencies of time prevent the period from being that long, so as to allow Buyer to provide reasonable comments for incorporation into same.

(viii)In the event the Sale Order is appealed, Buyer shall, and, subject to the Budget, Parent shall (and shall cause the Selling Affiliates to), use their respective commercially reasonable efforts to defend such appeal at their own cost and expense.

(ix)Parent further covenants and agrees that, after the entry of the Sale Order, the terms of any liquidation plan it submits to the Bankruptcy Court, or any other court for confirmation or sanction, shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement.

(i)    Bulk Transfer Laws. Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and hereby waives all claims related to the non-compliance therewith.

(j)    Cure Amounts. Parent shall (and Parent shall cause the Selling Affiliates to) transfer and assign all Assumed Contracts to Buyer or an Affiliate of Buyer designated by Buyer, and Buyer or such designated Affiliate of Buyer shall assume all Assumed Contracts from Sellers, as of the Closing Date pursuant to section 365 of the Bankruptcy Code and the Sale Order. As promptly as practicable following the Agreement Date, Buyer and Parent shall (and Parent shall cause the Selling Affiliates to) use commercially reasonable efforts to cooperate and determine the amounts required to cure all defaults under each Assumed Contract so as to permit the assumption and assignment of each such Assumed Contract pursuant to section 365 of the Bankruptcy Code in connection with the transactions contemplated by this Agreement (as ultimately approved or determined by the Bankruptcy Court, the “Cure Amounts”). In connection with the assignment and assumption of the Assumed Contracts, (a) Parent shall (and Parent shall cause the Selling Affiliates to), pursuant to the Sale Motion, or with respect to any Post-Sale Hearing Contracts or Undisclosed Contracts, by separate motion to the Bankruptcy Court, move to assume and assign to Buyer the Assumed Contracts and will provide notices thereof to the Assumed Contract counterparties and all other parties in accordance with all applicable Bankruptcy Rules and Local Bankruptcy Rules, (b) Buyer shall be liable for any Cure Amounts required under the Assumed Contracts to extent of the Buyer Payable Cure Cap, which liability Buyer shall satisfy by paying to Parent an amount equal to the Buyer Payable Cure Cap pursuant to Section 2(g)(ii)(F)(2); provided, however, Sellers shall be liable for all Cure Amounts to the extent that such Cure Amounts exceed the Buyer Payable Cure Cap, and Sellers shall be responsible for paying all Cure Amounts, either out of the Initial Purchase Price or the Buyer Payable Cure Cap, provided that Sellers shall have no liability for or obligation to pay any Cure Amounts with respect to any Contract (other than Contracts related to the Media Related Payables) with any supplier of goods and services to the Business, and (c) Buyer or its designated Affiliate shall be responsible for demonstrating and establishing adequate assurance of future performance before the Bankruptcy Court with respect to any of the Assumed Contracts. For the avoidance of doubt, neither Buyer nor any Affiliate of Buyer shall have any liability for any Cure Amounts related to any Assumed Contract except as provided in this Section 5(j) or Section 2(c).

(k)    Transition Real Property.

(i)With regard to any Owned Real Property that is not included in the Acquired Owned Property as of the Closing Date, upon written notice from Buyer to Parent delivered not later than ten (10) Business Days prior to the Closing (the “Real Estate Option Notice”), Buyer shall be entitled to designate any or all of such Owned Real Property that Buyer elects to use and occupy subsequent to the Closing in order to transition from such Owned Real Property (such designated Owned Real Property being referred to as the “Transition Real Property”). With respect to such Transition Real Property, the Real Estate Option Notice shall set forth the name and/or address of the applicable Transition Real Property and the term for which Buyer elects to use and occupy such Transition Real Property subsequent to the Closing, provided, however, that in all events the term for which Buyer shall be entitled to use any Transition Real Property shall not exceed nine (9) months following the Closing (each such term, as applicable, the “Owned Property Term”).

(ii)With respect to any Transition Real Property designated as such by Buyer in the Real Estate Option Notice, Buyer's and Sellers' respective rights and obligations in respect of such Transition Real Property shall be as set forth in the Transition Services Agreement, which shall, among other things, provide that (A) Buyer shall be granted a license for the exclusive use and occupancy of the applicable Transition Real Property in the same general manner and for the same general purposes as previously used by Sellers prior to the Closing in connection with the operation of the Business, subject to the rights of Sellers to market the Transition Real Property during the Owned Property Term, and dispose of the Transition Real Property at any time following the Owned Property Term, provided that such marketing does not unreasonably interfere with Buyer's use of the Transition Real Property during the Owned Property Term; (B) Sellers shall, at Buyer's sole cost and expense, continue to maintain the applicable Transition Real Property in good working order during the applicable Owned Property Term, subject to reasonable wear and tear, provided that Buyer shall be liable for all reasonable, out of pocket, third party costs and expenses actually incurred by Sellers in respect of such Transition Real Property arising from Buyer's use and occupancy of such Transition Real Property during such Owned Property Term; and (C) Sellers shall not, during the Owned Property Term applicable to any such Transition Real Property, sell, transfer, lease, encumber or otherwise interfere with Buyer's use and occupancy of such Transition Real Property, or Buyer's conduct of its business at such Transition Real Property; provided, that Sellers have the right to market the Transition Real Property during the Owned Property Term, and dispose of the Transition Real Property at any time following the Owned Property Term, provided that such marketing does not unreasonably interfere with Buyer's use of the Transition Real Property during the Owned Property Term.

(iii)With regard to any Leased Real Property that is not included in the Acquired Leased Property as of the Closing Date, upon written notice from Buyer to Parent delivered not later than ten (10) Business Days prior to the Closing (the “Leased Property Option Notice”), Buyer shall be entitled to designate any or all of such Leased Real Property (except for any Leased Real Property with respect to which (A) a Seller has been compelled to make a determination to assume or reject the corresponding lease pursuant to section 365(d)(2) of the Bankruptcy Code and (B) the corresponding lease has been deemed rejected pursuant to section 365(d)(4) of the Bankruptcy Code, provided that the applicable Seller shall not support, and shall use commercially reasonable efforts to contest, any motion to compel such Seller to make a determination to assume or reject the corresponding lease) that Buyer elects to use and occupy subsequent to the Closing in order to transition from such Leased Real Property (such designated Leased Real Property being referred to as the “Transition Leased Property”); provided that Buyer shall be liable for (1) all costs, claims, expenses, fees, and other payments resulting from Sellers' compliance with this Section 5(k)(iii) and (2) all reasonable costs and expenses actually incurred by Sellers in respect of such Transition Leased Property arising from Buyer's use and occupancy of such Transition Leased Property. With respect to such Transition Leased Property, the Leased Property Option Notice shall set forth the name and/or address of the applicable Transition Leased Property and the term for which Buyer elects to use and occupy such Transition Leased Property subsequent to the Closing, provided, however, that in all events the term for which Buyer shall be entitled to use any Transition Leased Property shall not extend beyond the earlier of (X) the nine (9) month anniversary of the Closing and (Y) the date on which (1) the corresponding lease is rejected by the relevant Seller as a result of such Seller being compelled to make a determination to assume or reject the corresponding lease pursuant to section 365(d)(2) of the Bankruptcy Code or (2) the corresponding Lease has been deemed rejected pursuant to section 365(d)(4) of the Bankruptcy Code, provided, in each case, that the applicable Seller shall not support, and shall use commercially reasonable efforts to contest, any motion to compel such Seller to make a determination to assume or reject the corresponding lease (each such term, as applicable, the “Leased Property Term”).

(iv)With respect to any Transition Leased Property designated as such by Buyer in the Leased Property Option Notice (except for any Leased Real Property with respect to which (A) a Seller has been compelled to make a determination to assume or reject the corresponding lease pursuant to section 365(d)(2) of the Bankruptcy Code and (B) the corresponding lease has been deemed rejected pursuant to section 365(d)(4) of the Bankruptcy Code, provided that the applicable Seller shall not support, and shall use commercially reasonable efforts to contest, any motion to compel such Seller to make a determination to assume or reject the corresponding lease), Buyer's and Sellers' respective rights and obligations in respect of such Transition Leased Property shall be as set forth in the Transition Services Agreement, which shall, among other things, provide that (A) Buyer has the exclusive right to use and occupy the applicable Transition Leased Property in the same general manner and for the same general purposes as previously used by Sellers prior to the Closing in connection with the operation of the Business, subject to the rights of Sellers to market the Transition Leased Property during the Leased Property Term, and dispose of the Transitioned Leased Property at any time following the Leased Property Term, provided that such marketing does not unreasonably interfere with Buyer's use of the Transition Leased Property during the Leased Property Term; (B) Buyer shall perform, on behalf of Sellers, all obligations of Sellers under the applicable lease in respect of each Transition Leased Property, including payment of all amounts and costs and expenses for the applicable Leased Property Term in accordance with the terms and conditions of the applicable lease; (C) Sellers shall not, during the Leased Property Term applicable to any Transition Leased Property, seek to terminate, otherwise assign or sublet, or reject the applicable lease in the Chapter 11 Cases, and, with respect to the assumption and assignment of any leases in respect of the Transition Leased Property, Parent shall (and shall cause the Selling Affiliates to), at Buyer's request, seek any extension of time to assume or reject any lease of any designated Transition Leased Property available to Sellers under Section 365 of the Bankruptcy Code in order to accommodate Buyer's use and occupancy of such Transition Leased Property as provided herein and/or under the Transition Services Agreement, including using commercially reasonable efforts to seek the consent of any applicable landlord, to the extent required; provided, that Sellers have the right to market the Transition Leased Property during the Leased Property Term, and dispose of the Transition Leased Property at any time following the Leased Property Term, provided that such marketing does not unreasonably interfere with Buyer's use of the Transition Leased Property during the Leased Property Term; and (D) Sellers shall not support, and shall use commercially reasonable efforts to contest, any motion to reject any such Transition Leased Property by the applicable landlord; provided that Buyer shall be liable for (1) all costs, claims, expenses, fees, and other payments resulting from Sellers' compliance with the preceding clauses (A) through (D) and (2) all reasonable, out of pocket, third party costs and expenses actually incurred by Sellers in respect of such Transition Leased Property arising from Buyer's use and occupancy of such Transition Leased Property.

(v)Promptly after the Agreement Date, Parent and Buyer shall negotiate in good faith and shall use their commercially reasonable efforts to finalize within 45 days following the Agreement Date, a transition services agreement between Sellers, on the one hand, and Buyer, on the other (the “Transition Services Agreement”), in form and substance reasonably acceptable to Buyer and Parent, pursuant to which (A) Sellers shall provide Buyer such transition services, including with respect to IT, systems, software, applications and other functions, as may be reasonably required to complete an orderly transition of the Business to Buyer with respect to, among other things, Buyer's and its Affiliates' use of the Transition Real Property and/or the Transition Leased Property, and Buyer's exclusive right to subcontract work from such property, including the facilities identified on Schedule 5(k)(v), and (B) Buyer shall provide Sellers such transition services, including with respect to IT, systems, software, applications and other functions, as may be reasonably required for Sellers' to perform their obligations pursuant to the administration of the Chapter 11 Cases, all subject to customary limitations of liability and indemnification provisions. Buyer and Sellers shall commit in the Transition Services Agreement to provide any required services in the ordinary course of business, consistent with past practice, and all such services shall be billed to the recipient at the service provider's fully-burdened cost.

(l)    Title Commitment. To the extent that any of the following is within any Seller's possession or control, Parent shall promptly furnish Buyer with a copy: (i) a title policy or title commitment in respect of each Acquired Owned Property, together with copies of all recorded documents referenced therein (the “Title Documents”), and (ii) a copy of any ALTA/ACSM survey of each parcel of real property and Improvements thereon constituting the Acquired Owned Property (the “Survey”). Buyer may determine, in its sole discretion and at its sole cost and expense, to obtain updates of any such Title Documents or Surveys for any Acquired Owned Property, or obtain any Title Documents or Surveys for any Acquired Owned Property that Parent does not have within its possession or control. Within ten (10) days following the receipt of such documentation, Buyer shall deliver to Parent notice (“Objection Notice”) of any objections Buyer may have to matters appearing on the Survey or Title Documents in respect of any applicable Acquired Owned Property which adversely affect title to any of the Acquired Owned Property. Within ten (10) days after receipt by Parent of Buyer's Objection Notice, Parent shall give Buyer written notice (“Parent's Title Response”) of any title objection set forth in an applicable Objection Notice that Parent elects to cure or otherwise remove from record prior to Closing. No Seller shall have any obligation to cure any title defect identified in the Objection Notice, but if Parent elects, at its option, to cure or remove any matters identified by Buyer in an applicable Objection Notice, Parent shall use its commercially reasonable efforts to cure or remove the same on or before Closing, at Parent's sole cost and expense. If Buyer is not satisfied with Parent's Title Response, then Buyer shall have the right to exclude the applicable Acquired Owned Property from the Acquired Assets and add it to the Excluded Assets. If Buyer does not within five (5) Business Days of receipt of Parent's Title Response elect the remedy set forth in the immediately preceding sentence, then all matters to which Buyer objected in the applicable Objection Notice but which Parent did not agree to cure in the Parent's Title Response shall be deemed waived by Buyer and the same shall constitute Permitted Liens. From and after the Agreement Date until the earlier of Closing or the termination hereof, Parent shall not take any action, or fail to take any action, that would cause title to the Acquired Owned Property to be subject to any title exceptions, other than the Permitted Liens.

(m)    Disclosure Schedule; Supplementation and Amendment of Disclosure Schedule. Parent may, at its option, include in the Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information provided in one Disclosure Schedule will suffice, without repetition or cross reference, as a disclosure of such information in any other Disclosure Schedule to which its relevance is readily apparent on its face. Parent may, from time to time prior to or at the Closing by written notice to Buyer, supplement or amend the Disclosure Schedule, and Parent shall be obligated to supplement or amend Schedule 3(k)(i) of the Disclosure Schedule to the extent necessary to include Material Contracts entered into following the Agreement Date or Material Contracts existing as of the Agreement Date that were inadvertently excluded from such schedule and updated Cure Amounts; provided, however, that such supplements or amendments shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the termination rights contained in this Agreement or of determining whether or not the condition set forth in Section 7(a)(iii) has been satisfied.

(n)    Regulatory Filings.

(i)Each of the Parties hereto shall, up until the Drop Dead Date, use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law and regulations (including the HSR Act) to consummate and make effective the transactions contemplated by this Agreement, including all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the consummation of the transactions contemplated by this Agreement by the Drop Dead Date (and, in such case, to proceed with the transactions contemplated by this Agreement as expeditiously as possible). In furtherance of and without limiting the foregoing, if necessary, Buyer and Parent shall (and Parent shall cause the Selling Affiliates to), up until the Drop Dead Date, use reasonable best efforts to (1) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated herein as promptly as practicable after the Agreement Date, and in any event prior to five (5) Business Days after the Agreement Date, (2) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries from the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Entity in respect of such filings (3) cooperate with each other in connection with any such filing or request (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Entity under any Antitrust Laws with respect to any such filing, and (4) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, and (5) defend and resolve any investigation or other inquiry of any Governmental Entity under all applicable Regulatory Laws, including by defending against and contesting administratively and in court any litigation or adverse determination initiated or made by a Governmental Entity under any applicable Regulatory Law. Each Party acknowledges that its reasonable best efforts under this Section 5(n)(i) requires that it use reasonable best efforts to comply with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials that it or its Affiliates receive from the FTC or Antitrust Division as soon as reasonably practicable after the issuance of such request. Each Party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any filings made pursuant to this Section 5(n)(i).

(ii)Notwithstanding anything in this Agreement to the contrary, in no event will Buyer be obligated to propose, or agree to accept, any undertaking or condition, to enter into any consent decree, to make any sale, divestiture or disposition, to accept any operational restriction (including any requirement to hold separate (including by trust or otherwise) any business, product lines or Assets), or to take any other action that, in the reasonable judgment of Buyer, could be expected to limit the right of Buyer to (A) own or retain all of any portion of the Acquired Assets or any of Buyer's or any of its Affiliates' product lines or Assets, or (B) operate, own or retain the Business or any of Buyer's or any of its Affiliates' businesses. Parent shall not (and shall not permit any of the Selling Affiliates to), without Buyer's prior written consent in Buyer's sole discretion, consummate, discuss or commit to any divestiture transaction, or alter, or discuss or commit to alter, the Business or their commercial practices in any way, or otherwise take or commit to take any action that limits Buyer's freedom of action with respect to, or Buyer's ability to retain the full benefits of, this Agreement or any of the Acquired Assets or businesses, product lines or Assets of Buyer. Parent shall not, and shall not permit any of the Selling Affiliates to, enter into or publicly announce an agreement or intention to form a joint venture or acquire any Assets, business or company if any such agreements or intentions, individually or in the aggregate, would reasonably be expected to cause the conditions set forth in Section 7(a)(vii) to fail to be satisfied or would reasonably be expected to have the effect of preventing, materially impairing, materially delaying or otherwise materially and adversely affecting the consummation of the transactions contemplated by this Agreement.

(o)    Casualty. If, between the date of this Agreement and the Closing, any of the Acquired Assets shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty, or any other cause (“Casualty”), then the Parties shall have the option to: (i) if such Acquired Assets are not Accounts Receivable, Inventory or maintenance parts, consummate the sale of such Acquired Assets on an “as-is” basis and reduce the Initial Purchase Price and Final Purchase Price by (without double counting or further adjustment based on corresponding changes to the Closing Working Capital) an amount agreed to by Parent and Buyer following good faith, commercially reasonable negotiations, or (ii) if the Parties are not able to agree on an appropriate adjustment to the Initial Purchase Price and Final Purchase Price pursuant to clause (i), terminate this Agreement and the transactions contemplated hereby. If there is a Casualty involving Acquired Assets that consist of Accounts Receivable, Inventory or maintenance parts, then the Sellers shall keep all condemnation, insurance and other proceeds of such Casualty with respect to such Acquired Assets without any adjustment to the Initial Purchase Price or the Final Purchase Price (as applicable) except as provided in Sections 2(d) and 2(e).

(p)    Lenders. On the Agreement Date, simultaneous with the execution and delivery of this Agreement, Parent shall deliver to Buyer a Lock-Up Agreement in form and substance reasonably acceptable to Buyer, duly executed by Parent's secured lenders to the extent required therein (the “Sale Support Agreement”).

(q)    Employee Compensation.

(i)To the extent that Sellers elect, or are legally required, to continue to honor any bonus, severance and other compensation obligations (including all change of control or similar retention obligations or any other payment obligations arising pursuant to any Employee Benefit Plan) that existed prior to the Commencement Date in respect of any Transferred Employees, all such obligations (except to the extent of the Accrued Employee Obligations) shall remain the sole obligation of Sellers and shall be paid and discharged as and when payable pursuant to the terms and conditions of such obligations, subject in all cases to all of Sellers' rights pursuant to the Bankruptcy Code and any orders issued in connection with the administration of the Chapter 11 Cases.

(ii)In addition to the amounts required to be paid pursuant to Section 5(q)(i), Sellers and their Affiliates shall formulate an incentive program as soon as reasonably practicable following the Agreement Date reasonably acceptable to Buyer and compliant with Section 503(c) of the Bankruptcy Code, in an aggregate amount equal to the amount set forth on Schedule 5(q)(ii), or such lesser aggregate amount agreed to by Buyer, for the benefit of those Covered Employees reasonably acceptable to Buyer who are critical to the consummation of the transactions contemplated hereby, including the transfer of the Acquired Assets to Buyer, which amounts shall be paid by Sellers and their Affiliates as and when payable pursuant to the terms and conditions of such obligations, subject to approval of the Bankruptcy Court. Buyer and its Affiliates shall formulate a complimentary incentive program, in the aggregate amount equal to the amount set forth on Schedule 5(q)(ii), or such lesser aggregate amount agreed to by Parent, and all amounts payable thereunder shall be paid and discharged as and when payable pursuant to the terms and conditions of such incentive program, subject to customary terms and conditions of such bonuses as shall be established by Buyer.

Section 6.    Other Covenants.

(a)    Cooperation; Further Assurances. To the extent permitted by Law, the Parties shall cooperate with each other, and shall use commercially reasonable efforts to cause their respective Controlled Affiliates and Representatives to cooperate with each other, to provide an orderly transition of the Business from Sellers to Buyer. On and after the Closing, until the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases, upon reasonable advance written request by Parent, Buyer will afford promptly to Parent and its counsel, financial advisers and other agents reasonable access during normal business hours, and in a manner so as not to interfere with normal business operations or violate any Law, to its properties, books and records, employees, auditors and counsel to the extent necessary for financial reporting and accounting matters, employee benefits matters, the preparation and filing of any Tax Returns, reports or forms, the defense of any Tax audit, claim or assessment, the reconciliation of Claims in the Chapter 11 Case, the preparation and confirmation of a plan in the Chapter 11 Case, other matters relating to the winding-up of the Sellers' estate and/or the closing of the Chapter 11 Case, or any other reasonable business purpose related to the Excluded Assets or Excluded Liabilities; provided, however, that, for avoidance of doubt, the foregoing shall not require any Party to waive, or take any action with the effect of waiving, its attorney-client privilege or any confidentiality obligation to which it is bound with respect thereto or take any action in violation of applicable Law. Following the Closing, Parent will hold, and will use commercially reasonable efforts to cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning Buyer or the Business provided to them pursuant to this Section 6(a). Without limiting the provisions of this Section 6(a), to the extent that Buyer or Parent discovers any additional Assets or properties which should have been transferred or assigned to Buyer as Acquired Assets but were not so transferred or assigned at Closing, Buyer and Parent shall (and Parent shall cause the Selling Affiliates to) cooperate and execute and deliver any instruments of transfer or assignment necessary to transfer and assign such Asset or property to Buyer without any adjustment to the Final Purchase Price and shall cooperate and execute and deliver all conveyances, assumptions, notices, releases, and other instruments as may be necessary to make effective the transactions contemplated by this Agreement. Without limiting the provisions of this Section 6(a), to the extent that Buyer or Parent discovers any Assets or properties which are an Excluded Asset that were inadvertently or otherwise mistakenly transferred or assigned to Buyer, Buyer and Parent shall (and Parent shall cause the Selling Affiliates to) cooperate and execute and deliver any instruments of transfer or assignment necessary to transfer and assign such Asset or property back to Sellers.

(b)    Litigation Support. Following the Closing, in the event and for so long as any Party actively is contesting or defending against any Litigation commenced by any non-Party with respect to (i) any transaction contemplated by this Agreement or any Related Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business, the other Party will use commercially reasonable efforts to cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party and all subject to the terms and conditions of the Transition Services Agreement; provided, however, that, for avoidance of doubt, the foregoing shall not require any Party to waive, or take any action with the effect of waiving, its attorney-client privilege with respect thereto. As a condition to the cooperation required pursuant to this Section 6(b), the Party to provide such cooperation or assistance (the “Assisting Party”) may require the Party receiving such cooperation or assistance to enter into a non-disclosure agreement reasonably satisfactory in form and substance to the Assisting Party.

(c)    Availability of Records. Subject to the terms and conditions of Section 6(a) and the Transition Services Agreement, to the extent legally permissible, after the Closing Date, Buyer shall provide to Sellers and their respective Representatives (after reasonable notice and during normal business hours and without charge to Sellers) reasonable access to all Records included in the Acquired Assets for periods prior to the Closing and shall preserve such Records until the later of (A) six (6) years after the Closing Date, (B) the required retention period required by any United States Law, (C) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases or (D) in the case of Records relating to Taxes, the expiration of the statute of limitations applicable to such Taxes. Such access shall include access to any information in electronic form to the extent reasonably available. Buyer acknowledges that Sellers have the right to retain originals or copies of all Records included in the Acquired Assets for periods prior to the Closing. Prior to destroying any Records included in the Acquired Assets for periods prior to the Closing, Buyer shall notify Parent thirty (30) days in advance of any such proposed destruction of its intent to destroy such Records, and Buyer will permit Sellers to retain such Records.

(d)    Satisfaction of Assumed Liabilities. Following the Closing, Buyer agrees to pay, perform and discharge the Assumed Liabilities as they become due and shall indemnify and hold Sellers harmless with respect to the Assumed Liabilities.

(e)    Employee Matters.

(i)Transferred Employees. No later than ten (10) days prior to the Closing, but effective as of immediately following the Closing Date, Buyer shall offer employment to those Covered Employees selected by Buyer in its sole discretion, which offers shall be (A) on terms and conditions that provide total compensation and benefits opportunities that are in the aggregate substantially comparable to the compensation and benefits opportunities (including with respect to any severance policies and incentive and equity-based compensation programs) provided to either (1) similarly situated employees of Buyer who are employed immediately prior to the Closing Date, or (2) such Covered Employees as of immediately prior to the Closing Date, or (B) on commercially reasonable market-based terms and conditions. Parent will use commercially reasonable efforts to inform Covered Employees designated by Buyer about the possibility of employment with Buyer, assist Buyer with interviewing Covered Employees designated by Buyer and provide Buyer with information regarding Covered Employees to the fullest extent permitted by applicable Law. Any Covered Employee employed by a Seller immediately before the Closing and who accepts such offer of employment with Buyer (or any Affiliate of Buyer) and becomes an employee of Buyer (or any Affiliate of Buyer) immediately following the Closing Date is referred to herein as a “Transferred Employee.” Parent and their Affiliates shall terminate for all purposes the employment of all Covered Employees who agree to become Transferred Employees, effective immediately after the Closing Date.

(ii)Service. Buyer shall grant all Transferred Employees credit after the Closing for continuous service with Sellers or any of their respective Affiliates and their respective predecessors prior to the Closing (to the extent such service was recognized by Sellers, their respective Affiliates and their corresponding Employee Benefit Plans) for purposes of participation and determining the amount of severance benefits in the case of any Buyer Plan that is a severance plan or program (if any). Buyer will cause to be waived any waiting period and preexisting condition limitations applicable to Transferred Employees under any group health plan maintained by Buyer or any of its Affiliates in which such Transferred Employees are otherwise permitted to participate, other than limitations or waiting periods that are already in effect with respect to such Transferred Employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Transferred Employees immediately prior to the Closing Date. Buyer will take all commercially reasonable action necessary to ensure that, to the extent permitted under applicable Buyer Plans, such Transferred Employees are given full credit for all expenses and deductibles incurred under any group health plan sponsored by Sellers or any of their respective Affiliates for the plan year that includes the Closing Date for the purposes of satisfying the maximum out-of-pocket expense limitations and deductibles under any group health plan sponsored by Buyer or any of its Affiliates in which Transferred Employees participate after the Closing Date.

(iii)Employee List. Parent shall promptly provide to Buyer an updated Employee List that reflects employee terminations, new hires, changes in status, etc., as reasonably requested by Buyer.

(iv)Assumed Benefit Plans. Effective as of immediately following the Closing Date, Buyer or one of its Affiliates shall assume the Assumed Benefit Plans (and all assets, trusts, insurance policies, and funding media held or maintained by any Assumed Benefit Plans), and the Parties shall cooperate with each other to take all actions and execute and deliver all documents and furnish all notices necessary to effectuate such assumption. The Parties agree that Buyer and its Affiliates shall, pursuant to such assumption, only assume Liability for benefits provided pursuant to the written terms and conditions of the Assumed Benefit Plans as of the Closing Date and all other Liabilities as of the Closing Date relating to the Assumed Benefit Plans shall be Excluded Liabilities. For sake of clarity, Buyer and its Affiliates may, in their sole discretion, amend, suspend or terminate any Assumed Benefit Plan at any time, subject to the terms of the Assumed Benefit Plans.

(f)    Tax Matters.

(i)Transfer Taxes. All Transfer Taxes that are not eliminated through the application of the Bankruptcy Code shall be borne one-half by Buyer and one-half by Parent. Parent and Buyer shall cooperate to timely prepare, and Buyer shall file, any Tax Returns relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, except to the extent Sellers are required by applicable Law to file a Tax Return. With respect to any such Tax Returns required to be filed by Sellers, Buyer shall pay to Sellers, not later than five (5) Business Days before the due date for payment of such Transfer Taxes, an amount equal to one-half of the Transfer Taxes shown on such Tax Return, and Parent shall, following the filing thereof, provide Buyer with a copy of such Tax Return and a copy of a receipt showing payment of any such Transfer Taxes. With respect to any such Tax Return required to be filed by Buyer, Buyer shall provide Parent with a copy of such Tax Return and a copy of a receipt showing payment of any such Transfer Taxes. To the extent not otherwise paid by Parent, the Parties shall take all necessary actions under this Agreement and the Escrow Agreement (including the provision of the joint written instructions required thereunder) to permit Buyer to receive from the Transfer Tax Escrow, prior to its distribution pursuant to Section 2(e)(iv), the portion of Transfer Taxes that Parent is liable for pursuant to this Section 6(f)(i).

(ii)Tax Returns. Parent will (and will cause the Selling Affiliates to) prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of the Acquired Assets (other than any such Tax Return relating to Transfer Taxes, which shall be governed by Section 6(f)(i)) that are required to be filed (taking into account any applicable extensions) after the Closing Date for any Tax period ending on or before the Closing Date, except to the extent Buyer is required by applicable Law to file such Tax Return. Buyer will timely file, or cause to be timely filed, any Tax Return that is prepared by Sellers with respect to the Acquired Assets pursuant to the immediately preceding sentence to the extent permitted by applicable Law. Buyer will prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns required to be filed after the Closing Date in respect of the Acquired Assets. Any Tax Return in respect of the Acquired Assets required to be filed by Buyer in respect of a Straddle Period will be prepared on a basis consistent with the past practices of the Sellers, and Buyer will deliver to Parent for its approval, at least fifteen (15) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), a statement setting forth the amount of Tax for which Sellers are responsible pursuant to Section 6(f)(iv) and a copy of such Tax Return, together with any additional information that Parent may request. No Tax Return in respect of the Acquired Assets required to be filed by Buyer in respect of a Straddle Period shall be filed with any Taxing Authority without Parent's written consent. Any Tax Return relating to the Acquired Assets for a Straddle Period will, to the extent permitted by applicable Law, be filed on the basis that the relevant Tax period ended as of the close of business on the Closing Date.

(iii)Payment of Taxes. Parent will (and will cause the Selling Affiliates to) pay, or cause to be paid, all Taxes due with respect to Tax Returns which Sellers are obligated to prepare and file, or cause to be prepared and filed, pursuant to Section 6(f)(ii). At least three (3) days prior to the due date for a Tax Return prepared by Sellers and filed by Buyer for any Tax period ending on or before the Closing Date pursuant to Section 6(f)(ii), Parent will (and will cause the Selling Affiliates to) pay Buyer an amount equal to the Taxes shown on such Tax Return. At least three (3) days prior to the due date for a Tax Return for a Straddle Period, Parent will (and will cause the Selling Affiliates to) pay its portion of the Taxes due with respect to such Tax Return to Buyer, as determined in Section 6(f)(iv).

(iv)Straddle Period. Except as set forth in Section 6(f)(i) relating to Transfer Taxes, (1) all periodic Taxes that are not based on income or receipts (e.g., Property Taxes) due and payable with respect to the Acquired Assets for a Straddle Period shall be apportioned between Buyer and Sellers based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period, and (2) all Taxes of the Acquired Assets due and payable with respect to the Acquired Assets for a Straddle Period, other than Taxes described in clause (1) of this sentence, will be computed as if such Tax period ended as of the close of business on the Closing Date. The Parties agree that Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period, in each case, as determined under this Section 6(f)(iv). All determinations necessary to give effect to the foregoing allocations shall be made in a manner that does not accelerate deductions or defer income.

(v)Allocation of Initial Purchase Price. The Parties agree that the Initial Purchase Price and the Assumed Liabilities (plus other relevant items) will be allocated among the Acquired Assets in a manner consistent with Section 1060 of the Code, the Treasury Regulations promulgated thereunder, and any other applicable Tax laws (the “Allocation Laws”). Buyer will complete a draft schedule (the “Allocation Schedule”) allocating the Initial Purchase Price and Assumed Liabilities (plus other relevant items) to the Acquired Assets and provide a copy to Parent within one hundred seventeen (117) days after the Closing Date. Unless Parent notifies Buyer in writing within thirty (30) days after the receipt of the draft Allocation Schedule of any objections Parent may have to the allocations set forth therein, Parent shall be deemed to have agreed to the Allocation Schedule as prepared by Buyer. If Parent disputes any portion of the Allocation Schedule in accordance with the preceding sentence, the parties shall attempt to resolve any disagreement in good faith. If Parent and Buyer do not agree on an alternative allocation in the ten (10) days following the date Buyer received Parent's written notice, the parties shall submit the dispute with respect to the Allocation Schedule on the next Business Day to the Independent Accountant whose determination shall be final and binding on all parties. The Parties agree that the fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by Parent and Buyer; provided, however, Parent shall bear the full amount of fees, costs and expenses if there are no material changes to the Allocation Schedule. The Parties agree that Sellers and Buyer each shall report all Taxes and file all Tax Returns consistent with the Allocation Schedule as finally determined under this Section 6(f)(v). Parent and Buyer shall exchange completed forms with respect to such Allocation Schedule (including IRS Form 8594) at least thirty (30) days prior to the due date (subject to any applicable extensions) for filing such forms and shall cooperate in the filing of any forms (including IRS Form 8594) with respect to such Allocation Schedule, including any amendments to such forms required with respect to any adjustment to the Initial Purchase Price pursuant to this Agreement.

(g)    Recording of Intellectual Property Assignments. Buyer shall file and record all assignments of Acquired Intellectual Property with the appropriate Governmental Entities as promptly as practicable following the Closing.

(h)    Wage Reporting. Following the Closing, Buyer and Sellers agree to utilize or cause their respective Affiliates to utilize, the alternate procedure set forth in Revenue Procedure 2004-53, 2004-2 C.B. 320 with respect to wage reporting.

(i)    Accounts Receivable/Collections. After the Closing, Parent shall permit, and hereby authorizes, Buyer to collect, in the name of the Sellers, all accounts receivable constituting part of the Acquired Assets and to endorse with the name of the Sellers for deposit in Buyer's account any checks or drafts received in payment thereof. Parent shall, and shall cause all Seller Affiliates to, promptly deliver to Buyer any cash, checks or other property that it may receive after the Closing in respect of any accounts receivable or other Asset constituting part of the Acquired Assets.

Section 7.    Conditions to Obligation to Close.

(a)    Conditions to Buyer's and Guarantor's Obligations. Buyer's and Guarantor's obligation to consummate the transactions contemplated in this Agreement in connection with the Closing is subject only to satisfaction or waiver of the following conditions:

(i)no order staying, reversing, modifying or amending the Bidding Procedures Order shall be in effect on the Closing Date;

(ii)the Bankruptcy Court shall have entered the Sale Order, such order shall be a Final Order, and no order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date;

(iii)the representations and warranties set forth in Section 3 shall be true and correct in all respects when made and at and as of the Closing Date as if made at and as of such time (in either case, except to the extent expressly made as of an earlier date, in which case as of such date as if made at, and as of, such date); provided, however, that in the event of a breach of a representation or warranty other than a representation or warranty qualified by Material Adverse Effect, the condition set forth in this Section 7(a)(iii) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect on the Business;

(iv)Parent shall have performed and complied with its covenants and agreements hereunder through the Closing in all material respects;

(v)no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Decree that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting the consummation of the Closing;

(vi)each delivery contemplated by Section 2(g)(i) to be delivered to Buyer shall have been delivered;

(vii)the waiting period applicable to the transactions contemplated hereby under the HSR Act, if any, shall have expired, or early termination of the waiting period shall have been granted;

(viii)between the date of this Agreement and the Closing Date, there shall have been no events, occurrences or conditions that have had or could reasonably be expected to have a Material Adverse Effect on the Acquired Assets or the Business;

(ix)the Necessary Consents with respect to the Material Contracts set forth on Schedule 7(a)(ix) shall have been obtained and such Material Contracts shall be assignable to Buyer at Closing as part of the Assumed

Contracts (it being agreed and understood that this condition shall be met to the extent that the Bankruptcy Court shall have entered a Final Order providing that such consents are not required in order for such Contracts to be assigned to Buyer);

(x)As of the Closing Date, Net VAR Losses shall not exceed $71 million, and to the Knowledge of Parent, there do not exist any facts or circumstances, other than any individual Excluded Fact in and of itself (and not in combination with any other fact or circumstance), that in the good faith judgment of Parent would be reasonably expected to result in Net VAR Losses in excess of $71 million for the 12 month period ending on the first anniversary of the Closing Date. Parent shall have delivered to Buyer on the Closing Date a certificate signed by the Chief Financial Officer of Parent certifying the satisfaction of the condition set forth in this Section 7(a)(x), which certificate shall (a) not contain any exceptions or qualifications beyond those otherwise agreed to in this Agreement, and (b) contain reasonable summary detail evidencing the calculation of Net VAR Losses as of the Closing Date and the Net VAR Losses reasonably expected for the 12 month period ending on the first anniversary of the Closing Date, as well as such additional information as Buyer may reasonably request, provided that such additional information provided shall be subject to the terms and conditions of the Confidentiality Agreement and those certain “clean team” policies and procedures previously adopted by Parent and Guarantor; and

(xi)Parent shall have caused the applicable Sellers to have entered into the Transition Services Agreement and such other material real property leases, subcontracts, licensees or other applicable occupancy agreements with Buyer, in form and substance reasonably satisfactory to Buyer, as may reasonably be required in connection with the matters set forth in Section 5(k).

(b)    Conditions to Parent's Obligations. Parent's obligation to consummate the transactions contemplated in this Agreement in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(i)the representations and warranties set forth in Section 4 shall be true and correct in all respects when made and at and as of the Closing Date as if made at and as of such time (in either case, except to the extent expressly made as of an earlier date, in which case as of such date as if made at, and as of, such date); provided, however, that in the event of a breach of a representation or warranty other than a representation or warranty qualified by material adverse effect, the condition set forth in this Section 7(b)(i) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby;

(ii)Buyer and Guarantor shall have performed and complied with their respective covenants and agreements hereunder through the Closing in all material respects;

(iii)no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Decree that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting the consummation of the Closing;

(iv)each delivery contemplated by Section 2(g)(ii) to be delivered to Parent shall have been delivered;

(v)the Bankruptcy Court shall have entered the Sale Order, such order shall be a Final Order, and no order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date; and

(vi)the waiting period applicable to the transactions contemplated hereby under the HSR Act, if any, shall have expired, or early termination of the waiting period shall have been granted.

(c)    No Frustration of Closing Conditions. Neither Buyer nor Parent may rely on the failure of any condition to its obligation to consummate the transactions contemplated in this Agreement set forth in Section 7(a) or Section 7(b), as the case may be, to be satisfied if such failure was caused by such Party's breach of a representation, warranty or covenant hereunder.

Section 8.    Termination.

(a)    Termination of Agreement. This Agreement may be terminated and the transactions contemplated in this Agreement abandoned at any time prior to the Closing, notwithstanding any prior approval of this Agreement by the Bankruptcy Court, as follows:

(i)by mutual written consent of each of Parent and Buyer;

(ii)by Buyer, if any of the conditions to the obligations of Buyer and Guarantor set forth in Section 7(a) shall have become incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement (including Sections 5(n)(i) and 5(n)(ii)), and such condition is not waived by Buyer and Guarantor, provided that if Buyer fails to exercise its right to terminate pursuant to this Section 8(a)(ii) within thirty (30) days following the date on which Buyer receives both a Development Notice and a Development Certification, Buyer shall have waived such right to terminate on account of the Development described in such Development Notice, subject to the terms and conditions of Section 5(e);

(iii)by Parent, if any condition to the obligations of Parent set forth in Section 7(b) shall have become incapable of fulfillment other than as a result of a breach by Parent of any covenant or agreement contained in this Agreement, and such condition is not waived by Parent, provided that if Parent fails to exercise its right to terminate pursuant to this Section 8(a)(iii) within thirty (30) days following the date on which Parent receives both a Development Notice and a Development Certification, Parent shall have waived such right to terminate on account of the Development described in such Development Notice, subject to the terms and conditions of Section 5(e);

(iv)by Buyer, if there shall be a breach by Parent of any representation, warranty, covenant or agreement of Parent contained in this Agreement which would result in a failure of a condition set forth in Section 7(a), and which breach has not been cured within ten (10) Business Days after the giving of written notice by Buyer to Parent of such breach;

(v)by Parent, if there shall be a breach by Buyer or Guarantor of any representation, warranty, covenant or agreement of Buyer or Guarantor, as applicable, contained in this Agreement which would result in a failure of a condition set forth in Section 7(b), and which breach has not been cured within ten (10) Business Days after the giving of written notice by Parent to Buyer of such breach;

(vi)by Buyer or Parent, if there shall be in effect a non-appealable Decree of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(vii)by Buyer, if Parent does not (or does not cause the Selling Affiliates to) file the Sale Motion with the Bankruptcy Court within Three (3) Business Days following the Agreement Date, unless Buyer agrees in writing to extend such date;

(viii)by Buyer, if the Bankruptcy Court does not enter the Bidding Procedures Order on or before a date that is twenty-five (25) days following the Commencement Date, unless Buyer agrees in writing to extend such date, or if the Bidding Procedures Order, once entered, is changed in a manner that is adverse to Buyer or Parent without consent of Buyer or Parent, as applicable;

(ix)by Buyer, if after the Bidding Procedures Order is entered, the Bankruptcy Court does not enter the Sale Order on or before a date that is sixty (60) days following the Commencement Date, unless Buyer agrees in writing to extend such date;

(x)by Buyer or Parent, if the Bankruptcy Court shall enter an order approving a transaction contemplated by a Competing Bid and/or an Alternative Transaction, subject to Section 5(d)(ii);

(xi)by Buyer or Parent, if the Bankruptcy Court or another court of competent jurisdiction shall vacate or modify the Sale Order in a manner that is adverse to Buyer or Parent without consent of Buyer or Parent, as applicable;
(xii)by Buyer, if the Sale Support Agreement shall be terminated in accordance with its terms;

(xiii)by Buyer, if the Bankruptcy Court does not, with the consent of the lenders under the ABL and the consent of the lenders under the Term Loan, enter interim orders within ten (10) Business Days after the Commencement Date approving debtor-in-possession financing and, to the extent applicable, approving the use of cash collateral;

(xiv)by Buyer, in the event that the DIP Facility is amended to allow for permitted borrowings under the DIP Facility in the aggregate in excess of One Hundred Fifty Million Dollars ($150,000,000);

(xv)by Buyer or Parent, as applicable, pursuant to the terms and conditions of Section 5(o)(ii); or

(xvi)by Buyer or Parent, as applicable, on any date that is after the Drop Dead Date if the Closing shall not have occurred on or before such date; provided, however, that Buyer or Parent, as applicable, shall not have the right to terminate this Agreement under this Section 8(a)(xvi) if the Closing has not occurred on or before the Drop Dead Date because of such Party's material breach of any of its obligations under this Agreement (including Sections 5(n)(i) and 5(n)(ii)); provided, further, however, that if Buyer is the Back-Up Bidder and is required by Section 5(d)(ii) to keep its bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer in the Auction) open and irrevocable until the expiration of the Outside Back-Up Date, then Parent shall not have the right to terminate this Agreement under this Section 8(a)(xvi) prior to the day that is three (3) Business Days following the Outside Back-Up Date.
For the avoidance of doubt, any conversion (in and of itself) of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code and/or the appointment (in and of itself) of a trustee under chapter 11 or chapter 7 of the Bankruptcy Code shall not effect a termination of this Agreement by Buyer, Parent, or any such trustee so appointed or diminish the Parties' obligations hereunder, and this Agreement shall remain enforceable in accordance with its terms.

(b)    Procedure upon Termination. In the event of termination by Buyer or Parent, or both, pursuant to Section 8(a), written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate and the purchase of the Acquired Assets hereunder shall be abandoned, without further action by Buyer or Parent. If this Agreement is terminated as provided herein, then each Party shall redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated in this Agreement, whether so obtained before or after the execution hereof, to the Party furnishing the same.

(c)    Expense Reimbursement and Break-Up Fee.

(i)Parent shall (and shall cause the Selling Affiliates to), within two (2) Business Days after any termination of this Agreement pursuant to Section 8(a)(iv) or Section 8(a)(x) reimburse Buyer for all of the reasonable out of pocket costs, fees and expenses incurred or to be incurred by Buyer or its Affiliates, including reasonable fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by Buyer or its Affiliates in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement, the transactions contemplated hereby, including the Chapter 11 Cases and other judicial and regulatory proceedings related to such transactions (such fees, costs and expenses, the “Reimbursable Expenses”) by payment of the Expense Reimbursement to Buyer in cash; provided that Buyer shall present reasonable supporting documentation with respect to all costs, fees and expenses for which it desires reimbursement and provided, further, in no event shall Sellers be required to pay the Expense Reimbursement in an amount greater than Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate. For the avoidance of doubt, if Parent terminates this Agreement pursuant to Section 8(a)(v), Buyer shall not be entitled to the Expense Reimbursement, notwithstanding the fact that Sellers may enter into an Alternative Transaction following the date of such termination, so long as Parent shall not have been in breach of Section 5(d)(i) at the time of such termination.

(ii)Parent shall (and shall cause the Selling Affiliates to) (A) after any termination of this Agreement pursuant to Section 8(a)(x), (x) within two (2) Business Days after such termination, pay to Buyer out of the deposit received in connection with an Alternative Transaction, a cash amount equal to one-half of the Break-Up Fee and (y) upon the consummation of the Alternative Transaction authorized by the Bankruptcy Court in connection with the termination of this Agreement pursuant to Section 8(a)(x), pay to Buyer an amount in cash equal to one-half of the Break-Up Fee, (B) within two (2) Business Days after any termination of this Agreement pursuant to Section 8(a)(iv), pay to Buyer a cash amount equal to one-half of the Break-Up Fee, solely to the extent that the breach or breaches of Parent that formed the basis for such termination are each Willful Breaches and (C) after any termination of this Agreement pursuant to Section 8(a)(iv), pay to Buyer a cash amount equal to one-half of the Break-Up Fee, solely to the extent (x) that the portion of the Break-Up Fee contemplated by clause (B) of this Section 8(c)(ii) has been, or was required to be, paid and (y) within twelve (12) months after the date of such termination, Sellers enter into or consummate an Alternative Transaction.

(iii)Parent acknowledges and agrees that (A) the payment of the Break-Up Fee (or a portion thereof, as the case may be) and the Expense Reimbursement are integral parts of the transactions contemplated by this Agreement, (B) in the absence of Sellers' obligations to make these payments, Buyer would not have entered into this

Agreement, (C) time is of the essence with respect to the payment of the Break-Up Fee (or a portion thereof, as the case may be) and the Expense Reimbursement and (D) the Break-Up Fee (or a portion thereof, as the case may be) and the Expense Reimbursement shall constitute a super-priority, administrative expense of the Sellers' estates under Section 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code.

(d)    Effect of Termination.

(i)If any Party terminates this Agreement pursuant to Section 8(a), then all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void (except that Section 1 (Definitions), Section 2(d)(iii) (Consideration), Section 5(g) (Press Releases and Public Announcements), Section 9 (Limitations), Section 10 (Miscellaneous), and this Section 8 (Termination) shall survive any such termination in accordance with their terms), and no Party shall have any liability to any other Party hereunder except as expressly set forth in this Section 8, Section 2(d)(iii), Section 5(d)(ii) or Section 10(w), and the Parties expressly waive any other rights to any claims of any nature for damages or otherwise in the event of a proper termination of this Agreement pursuant to Section 8(a).

(ii)If this Agreement is terminated in accordance with Section 8(a), (A) the Confidentiality Agreement shall survive such termination, and nothing in Section 8(b) or in this Section 8(d) shall relieve Buyer or Parent of their respective obligations under the Confidentiality Agreement, and (B) Buyer agrees that all prohibitions in the Confidentiality Agreement shall be extended to a period of three (3) years from the date of such termination.

(iii)Anything herein to the contrary notwithstanding, termination of this Agreement shall not affect or modify Parent's agreement and obligation to pay the Expense Reimbursement and Break-Up Fee subject to and in accordance with the terms and conditions hereof; provided, however, the Expense Reimbursement and Break-Up Fee are subject to Bankruptcy Court approval, which approval shall be requested in the Sale Motion.

Section 9.    Limitations.

(a)    No Reliance. In connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, Buyer has not relied upon, and Buyer expressly waives and releases Sellers and its Affiliates from any Liability for any claims (excluding claims based upon fraud or willful misconduct) relating to or arising from, any representation, warranty, statement, advice, document, projection, or other information of any type provided by Parent or its Affiliates or any of their respective Representatives, except for those representations and warranties expressly set forth in Section 3. In deciding to enter into this Agreement, and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own knowledge, investigation, judgment and analysis (and that of its Representatives) and not on any disclosure or representation made by, or any duty to disclose on the part of, Parent or its Affiliates or any of their respective Representatives, other than the express representations and warranties of Parent set forth in Section 3.

(b)    Limited Duties. Any and all duties and obligations which any Party may have to any other Party with respect to or in connection with the Acquired Assets, this Agreement or the transactions contemplated hereby are limited to those specifically set forth in this Agreement. Neither the duties nor obligations of any Party, nor the rights of any Party, shall be expanded beyond the terms of this Agreement on the basis of any legal or equitable principle or on any other basis whatsoever. Neither any equitable or legal principle nor any implied obligation of good faith or fair dealing nor any other matter requires any Party to incur, suffer or perform any act, condition or obligation contrary to the terms of this Agreement, whether or not existing and whether foreseeable or unforeseeable. Each of the Parties acknowledges that it would be unfair, and that it does not intend, to increase any of the obligations of the other Party on the basis of any implied obligation or otherwise.

(c)    LIMITATION OF REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3, NONE OF PARENT, ITS SUBSIDIARIES, SELLING AFFILIATES OR ANY OTHER PERSON IS MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SELLERS, THEIR RESPECTIVE SUBSIDIARIES, THE ACQUIRED ASSETS OR ASSUMED LIABILITIES AND IT IS UNDERSTOOD THAT BUYER, WITH SUCH EXCEPTIONS, TAKES THE ACQUIRED ASSETS “AS IS” AND “WHERE IS”. BUYER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF PARENT, ITS SUBSIDIARIES, SELLING AFFILIATES OR ANY OTHER PERSON HAS MADE, AND EACH OF PARENT, ITS SUBSIDIARIES AND SELLING AFFILIATES HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES (EXCEPT WITH RESPECT TO FRAUD AND WILLFUL MISCONDUCT), ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND BUYER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST

PARENT, ITS SUBSIDIARIES, SELLING AFFILIATES OR ANY OTHER PERSON AND THEIR RESPECTIVE AFFILIATES AND EACH OF THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION WITH THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO BUYER OR ITS REPRESENTATIVES BY OR ON BEHALF OF PARENT, ITS SUBSIDIARIES, SELLING AFFILIATES OR ANY OTHER PERSON AND THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION THEREWITH, EXCEPT TO THE EXTENT COVERED BY THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3 AND EXCEPT WITH RESPECT TO FRAUD AND WILLFUL MISCONDUCT. WITH RESPECT TO ANY PROJECTION OR FORECAST DELIVERED ON BEHALF OF PARENT, ITS SUBSIDIARIES, SELLING AFFILIATES OR ANY OTHER PERSON TO BUYER OR ITS REPRESENTATIVES, BUYER ACKNOWLEDGES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, (II) IT IS FAMILIAR WITH SUCH UNCERTAINTIES, (III) IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS FURNISHED TO IT, AND (IV) IT SHALL HAVE NO CLAIM AGAINST PARENT, ITS SUBSIDIARIES, SELLING AFFILIATES OR ANY OTHER PERSON AND THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT THERETO.

(d)    No Successor Liability. The Parties intend that, except where expressly prohibited under applicable Law, upon the Closing, Buyer shall not be deemed to: (i) be the successor of any Seller, (ii) have, de facto, or otherwise, merged with or into any Seller, (iii) be a mere continuation or substantial continuation of any Seller or the enterprise(s) of any Seller, or (iv) be liable for any acts or omissions of any Seller in the conduct of the Business or arising under or related to the Acquired Assets other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties intend that Buyer shall not be liable for any bankruptcy claims, other claims, written notices, causes of action or Litigation against any Seller or any of any Seller's predecessors or affiliates, and Buyer shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the Acquired Assets, the Excluded Assets or the Excluded Liabilities or any other obligations of Sellers, including, without limitation, Liabilities on account of any Taxes arising, accruing or payable under, out of, in connection with, or in any way relating to the operation of the Business or the Acquired Assets. The Parties agree that the provisions substantially in the form of this Section 9(d) shall be reflected in the Sale Order.

Section 10.    Miscellaneous.

(a)    Confidentiality. Buyer acknowledges that Information (as defined in the Confidentiality Agreement) has been, and in the future will be, provided to it in connection with this Agreement, including under Section 5(f)(i), and is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Parent and Buyer agree that contemporaneously with the filing of the Sale Motion, Parent shall file a separate motion with the Bankruptcy Court seeking to file certain agreed upon schedules, annexes and exhibits to this Agreement under seal to ensure the continued confidentiality of such schedules, annexes and exhibits and the information set forth therein, subject to Parent's ability to make such confidential information available to prospective bidders. Specifically, this Agreement may be made available by Parent to prospective bidders following entry of the Bidding Procedures Order and such disclosure shall not be deemed to violate any confidentiality obligations owing to Buyer, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise, provided that each such prospective bidder enters into a confidentiality agreement in form and substance reasonably acceptable to Buyer with respect to the information contained in this Agreement.

(b)    Expenses. Except as otherwise provided in this Agreement (including Section 8(c)), Parent and the Selling Affiliates, on the one hand and Buyer, on the other hand, shall bear their own expenses, including attorney's fees, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing Party in such action or proceeding (i.e., the Party who, in light of the issues contested or determined in the action or proceeding, was more successful) shall be entitled to have and recover from the non-prevailing Party such costs and expenses (including all court costs and reasonable attorneys' fees) as the prevailing Party may incur in the pursuit or defense thereof. Buyer and Parent shall each be responsible for one-half of any HSR Act filing fees.

(c)    Entire Agreement. This Agreement, the Related Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)    Incorporation of Schedules and Exhibits. The Disclosure Schedules, Annexes and Exhibits to this Agreement are incorporated herein by reference and made a part hereof.

(e)    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party except as expressly provided herein. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 10(e). Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

(f)    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors (including any trustee, receiver, manager, interim receiver or monitor or similar officer appointed in respect of Sellers in the Chapter 11 Cases or in any chapter 7 case into which the Chapter 11 Cases may be converted) and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

(g)    Notices. All notices, requests, demands, claims and other communications hereunder will be in writing (including electronic and facsimile transmission) and shall be given,

If to Parent:

c/o Vertis Holdings, Inc.
250 West Pratt Street, Suite 1800
Baltimore, MD 21201

Attention:	Jeffrey P. Pritchett (jpritchett@vertisinc.com)
Andrew Hede (ahede@alvarezandmarsal.com)

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281

Attention:	John J. Rapisardi
Geoffrey W. Levin
Zachary H. Smith

If to Buyer or Guarantor:

c/o Quad/Graphics, Inc.
N61W23044 Harry's Way
Sussex, WI 53089

Attention:	Andrew Schiesl

with a copy (which shall not constitute notice) to:

Arnold & Porter LLP
399 Park Avenue
New York, NY 10022-4690

Attention:	Michael J. Canning

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., local time, in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth in this Section 10(g).

(h)    Governing Law; Jurisdiction. This Agreement shall in all aspects be governed by and construed in accordance with the Laws of the State of New York, without regard to any conflict of laws provision that would require the application of the Law of any other jurisdiction other than the principles set forth in Section 5-1401 of the General Obligations law of the State of New York. For so long as Sellers are subject to the jurisdiction of the Bankruptcy Court, the Parties irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After Sellers are no longer subject to the jurisdiction of the Bankruptcy Court or if the Bankruptcy Court is unwilling or unable to hear any matter arising under or in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, such matter shall be brought in the courts in the Court of Chancery for the State of Delaware in and for New Castle County (the “Chancery Court”), and in the event that the Chancery Court does not have subject matter jurisdiction as to a matter arising out of or relating to this Agreement, in any state or federal court of the State of Delaware located in New Castle County. Each of the Parties hereto agrees that any action instituted by it arising out of or relating to this Agreement will be instituted exclusively in one of the above specified courts. Each Party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought, consents to service of process by mail and waives any objection to venue in any such court. Each Party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by dispute or action on the judgment or in any other manner provided at law (common, statutory or other) or in equity.

(i)    Consent to Service of Process. Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10(g).

(j)    WAIVERS OF JURY TRIAL. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

(k)    Specific Performance.

(i)Parent acknowledges and agrees that damages at law may be an inadequate remedy for the breach of any of Parent's covenants, promises and agreements contained in this Agreement, and, accordingly, Buyer shall be entitled to injunctive relief with respect to any such breach, including without limitation specific performance of such covenants, promises or agreements or an order enjoining Sellers from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 10(k)(i) shall be in addition to any other rights which Buyer may have at law or in equity pursuant to this Agreement.

(ii)Solely with respect to the Specific Buyer Agreements, Buyer acknowledges and agrees that damages at law may be an inadequate remedy for the breach of any of the Specific Buyer Agreements contained in this Agreement, and, accordingly, Parent shall be entitled to injunctive relief solely with respect to any such breach of the Specific Buyer Agreements, including without limitation specific performance of only such Specific Buyer Agreements or an order enjoining Buyer from any threatened, or from the continuation of any actual, breach of only the Specific Buyer Agreements. The rights set forth in this Section 10(k)(ii) with respect to any Specific Buyer Agreements shall be in addition to any other rights which Parent may have at law or in equity with respect to such Specific Buyer Agreements pursuant to this Agreement.

(l)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

(m)    Survival. The representations and warranties and the covenants required to be performed prior to the Closing Date contained in this Agreement shall terminate as of the Closing Date, and none of the parties shall have any Liability to each other after the Closing for any breach thereof. The covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing until fully performed in accordance with their respective terms, and each party hereto shall be liable to the other after the Closing for any breach thereof.

(n)    No Third Party Beneficiaries. Other than with respect to the Selling Affiliates under Section 6(d) and Section 6(f), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. For avoidance of doubt, and without limitation, the Parties acknowledge and agree that all provisions contained in Sections 5(q) and 6(e) of this Agreement with respect to employees are included for the sole benefit of the respective Parties and shall not create any right (i) in any other Person, including any employees, former employees, any participant in any Employee Benefit Plan or any beneficiary thereof or (ii) to continued employment with Sellers or Buyer.

(o)    Construction. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa. The words “including” and “include” and other words of similar import will be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereto” and “hereby,” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement. References to Sections, clauses, subclauses, subparagraphs, Annexes and Exhibits herein are references to Sections, clauses, subclauses, subparagraphs, Annexes and Exhibits of this Agreement. The word “if” and other words of similar import will be deemed to be followed by the phrase “and only if.” Any reference herein to law or to a law, statute, rule or regulation of any Governmental Entity (or any provision thereof) shall include all laws and such law, statute, rule or regulation promulgated thereunder (or provision thereof), including any successor thereto, as it may be amended from time to time. Any reference herein to “dollars” or “$” shall mean United States dollars.

(p)    Computation of Time. In computing any period of time prescribed by or allowed with respect to any provision of this Agreement that relates to Sellers or the Chapter 11 Cases, the provisions of rule 9006(a) of the Federal Rules of Bankruptcy Procedure shall apply.

(q)    Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(r)    Headings; Table of Contents. The Section headings and the table of contents contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(s)    Counterparts; Facsimile or Email Signatures. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile or email with scan attachment copies or pdf, each of which shall be deemed an original.

(t)    No Right of Set-Off. Except as it relates to the disposition of the Deposit, the Working Capital Escrow Deposit and the Transfer Tax Escrow as expressly set forth in this Agreement, Buyer for itself and for its Affiliates, successors and assigns hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that Buyer or any of its Affiliates, successors and assigns has or may have with respect to the payment of the Initial Purchase Price, the Final Purchase Price or any other payments to be made by Buyer pursuant to this Agreement, the Related Agreements or any other document or instrument delivered by Buyer in connection herewith. The Working Capital Escrow Deposit shall be used solely in connection with any required payment by Parent of a Purchase Price Adjustment pursuant to Section 2(e)(iv), as provided in clause (B) of Section 2(e)(iv); in no event shall the Working Capital Escrow Deposit be used for any other purpose or be subject to any offset or other claims in connection with this Agreement or otherwise. The Transfer Tax Escrow shall be used solely in connection with any required payment by Parent of a Purchase Price Adjustment pursuant to Section 6(f)(i); in no event shall the Transfer Tax Escrow be used for any other purpose or be subject to any offset or other claims in connection with this Agreement or otherwise.

(u)    Non-Disparagement. Buyer agrees to refrain from making any statements about Sellers or any of their respective current and former employees, officers or directors that would disparage or reflect unfavorably upon the image or reputation of Sellers or any such employee, officer or director. Parent agrees to (and shall cause the Selling Affiliates to) refrain from making any statements about Buyer or any of its current and former employees, officers or directors that would disparage or reflect unfavorably upon the image or reputation of Buyer or any such employee, officer or director.

(v)    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(w)    Remedies.

(i)LIQUIDATED DAMAGES. IF THERE SHALL BE A BREACH OF ANY REPRESENTATION, WARRANTY, OBLIGATION, COMMITMENT OR AGREEMENT MADE BY BUYER OR GUARANTOR, OR ANY COVENANT REQUIRED TO BE PERFORMED BY BUYER OR GUARANTOR OR ANY OTHER DEFAULT UNDER THIS AGREEMENT BY BUYER OR GUARANTOR PRIOR TO THE CLOSING, PARENT'S SOLE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT PURSUANT TO AND TO THE EXTENT PROVIDED IN SECTION 8(a)(v) AND TO RECEIVE THE DEPOSIT AS DESCRIBED IN SECTION 2(d)(iii)(b) AS LIQUIDATED DAMAGES. PARENT, GUARANTOR AND BUYER ACKNOWLEDGE THAT PARENT'S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF PARENT'S DAMAGES. PARENT, GUARANTOR AND BUYER SPECIFICALLY FURTHER AGREE AFTER NEGOTIATION THAT THIS SECTION 10(w)(i) IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE PARENT, AND SHALL BE PARENT'S EXCLUSIVE REMEDY AGAINST BUYER AND GUARANTOR, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH OF ANY REPRESENTATION, WARRANTY, OBLIGATION, COMMITMENT OR AGREEMENT MADE BY BUYER OR GUARANTOR, OR ANY COVENANT REQUIRED TO BE PERFORMED BY BUYER OR GUARANTOR PRIOR TO THE CLOSING, THAT GIVES RISE TO A TERMINATION EVENT PURSUANT TO SECTION 8(a)(v) AND PARENT HEREBY WAIVES ANY AND ALL OTHER DAMAGES (INCLUDING PUNITIVE, CONSEQUENTIAL OR SPECIAL DAMAGES). THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT. FOR THE AVOIDANCE OF DOUBT, IN THE EVENT OF A BREACH BY BUYER OR GUARANTOR OF ANY PROVISION OF THIS AGREEMENT PARENT'S SOLE AND EXCLUSIVE REMEDY IS TO TERMINATE THIS AGREEMENT PURSUANT TO AND TO THE EXTENT PROVIDED IN SECTION 8(a)(v) AND TO RECEIVE LIQUIDATED DAMAGES AS SET FORTH IN THIS SECTION 10(w)(i). NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION 10(w)(i), PARENT SHALL IN ALL INSTANCES RETAIN ITS SPECIFIC PERFORMANCE RIGHTS AS SPECIFICALLY SET FORTH IN SECTION 10(k)(ii).

(ii)The Parties acknowledge and agree that, in addition to the remedies available to Buyer as set forth in Section 5(d)(ii), Section 8(c) and Section 10(k) and any other remedies available to Buyer under Law, upon a breach of any representation or warranty made by Parent, or any covenant required to be performed by Parent prior to the Closing, Buyer shall have the option to terminate this Agreement pursuant to and to the extent permitted by Section 8(a)(iv) and to receive the return of the Deposit to the extent provided in Section 2(d)(iii)(C).

(iii)If Buyer seeks to enforce the terms and provisions of this Agreement pursuant to Section 10(k)(i) and prevails in such action, then Buyer shall be entitled to recover from Parent, in addition to the remedies provided in Section 10(w)(ii), all costs incurred in connection with such action, including reasonable legal fees, expenses and costs incurred at the trial court, all appellate courts and during negotiations.

(iv)If Parent seeks to enforce any of the Specific Buyer Agreements pursuant to Section 10(k)(ii) and prevails in such action, then Parent shall be entitled to recover from Buyer all costs incurred in connection with such action, including reasonable legal fees, expenses and costs incurred at the trial court, all appellate courts and during negotiations.

(x)    Guaranty.

(i)    Subject to the conditions and limitations as set forth below, Guarantor hereby absolutely, irrevocably and unconditionally guarantees, as principal and not as surety, to Sellers the due and punctual payment and performance of all obligations of Buyer under this Agreement, subject in all cases to all rights of Buyer hereunder with respect to such obligations, including the remedies available to Parent in the event of a breach of any such obligations (the guaranty obligations under this Section 10(x), collectively, the “Guarantied Obligations”). Notwithstanding any provision of this Section 10(x) to the contrary, Guarantor shall have and may assert against Parent and the Guarantied Obligations, and the Guarantied Obligations shall be subject to, any claim, right, deduction, limitation or defense of any kind that Buyer may have or may assert pursuant to the provisions of the Agreement, including without limitation Section 10(w)(i).

(ii)    Guarantor guarantees that the Guarantied Obligations will be duly and punctually paid and fully and completely performed (in the case of performance, as if Guarantor were the primary obligor) in accordance with the terms of this Agreement. If for any reason Buyer shall fail or be unable duly and punctually to pay or fully and completely to perform any Guarantied Obligation as and when the same shall become due or otherwise required, then

Guarantor shall, subject to the terms and conditions of this Agreement, forthwith duly and punctually pay or fully and completely perform such Guarantied Obligation (in the case of performance, as if Guarantor was the primary obligor), subject in all cases to Buyer's rights under this Agreement with respect to such Guaranteed Obligations. Guarantor further agrees that this Agreement, to the extent it requires the payment of money, constitutes a guaranty of payment when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from Buyer, but is subject to all terms and conditions of this Agreement.

(iii)    Subject in all cases to Section 2(d)(iii)(B) and the fact that the Deposit shall represent liquidated damages for Parent in certain instances, Guarantor hereby unconditionally waives (A) any and all notices, including promptness, diligence, notice of acceptance of this Agreement and any other notice with respect to any of the Guarantied Obligations and this Agreement, (B) any presentment, demand, performance, protest, notice of nonpayment as the same pertains to Buyer, suit or the taking of other action by Parent against, and any other notice to, Buyer, Guarantor or others with respect to any of the Guarantied Obligations, (C) any right to require Parent to proceed against Buyer, (D) any defense based upon an election of remedies by Parent, unless the same would excuse performance by Buyer under this Agreement with respect to any of the Guarantied Obligations and (E) any duty of Parent to advise Guarantor of any information known to Parent regarding Buyer or its ability to perform under this Agreement with respect to any of the Guarantied Obligations. Parent may at any time, and from time to time, without notice to, or consent of, Guarantor and without impairing or releasing the obligations of Guarantor hereunder, with respect to any of the Guarantied Obligations, (1) agree with Buyer or Guarantor to make any change in the terms of the Guarantied Obligations, or (2) exercise or refrain from exercising any rights against Buyer or Guarantor.

(iv)    The provisions of this Section 10(x) shall continue to be effective or be reinstated, as the case may be, if (A) at any time and to the extent that any payment of any of the Guarantied Obligations is rescinded or must otherwise be returned by the payee thereof upon the insolvency, bankruptcy, reorganization or similar event of Buyer or Guarantor, all as though such payment had not been made, or (B) the obligations of Guarantor under this Section 10(x), with respect to any of the Guarantied Obligations, are released in consideration of a payment of money or transfer of property by Buyer or any other Person and to the extent that such payment, transfer or grant is rescinded or must otherwise be returned by the recipient thereof upon the insolvency, bankruptcy, reorganization or similar event of Buyer, Guarantor or such other Person, all as though such payment, transfer or grant had not been made. Notwithstanding anything to the contrary contained herein, nothing in this Section 10(x) shall be deemed to constitute a waiver of, or prevent Guarantor from asserting, any valid defense that may be assertable by Buyer.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.

VERTIS HOLDINGS, INC.

By:_________________________________________________
Name:
Title:

QUAD/GRAPHICS MARKETING, LLC:

By: QUAD/GRAPHICS, INC., its managing member

By:_________________________________________________
Name:
Title:

QUAD/GRAPHICS, INC., as Guarantor:

By:_________________________________________________
Name:
Title:

[Signature page to Asset Purchase Agreement]